     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 17, 1999
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              HEADHUNTER.NET, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              GEORGIA                                7370                              58-2403177
    (STATE OR OTHER JURISDICTION         (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
         OF INCORPORATION)               CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                            ------------------------
                           ROBERT M. MONTGOMERY, JR.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              HEADHUNTER.NET, INC.
                       6410 ATLANTIC BOULEVARD, SUITE 160
                            NORCROSS, GEORGIA 30071
                           TELEPHONE: (770) 300-9272
                           FACSIMILE: (770) 300-9298
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
 AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES AND AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

                JOEL J. HUGHEY, ESQ.                                  GLENN W. STURM, ESQ.
                ADAM V. BATTANI, ESQ.                                 JON H. KLAPPER, ESQ.
               SCOTT L. O'MELIA, ESQ.                                 JONATHAN R. COE, ESQ.
                  ALSTON & BIRD LLP                        NELSON MULLINS RILEY & SCARBOROUGH, L.L.P.
                 ONE ATLANTIC CENTER                                    FIRST UNION PLAZA
             1201 WEST PEACHTREE STREET                      999 PEACHTREE STREET, N.E., SUITE 1400
             ATLANTA, GEORGIA 30309-3424                             ATLANTA, GEORGIA 30309
              TELEPHONE: (404) 881-7000                             TELEPHONE: (404) 817-6000
              FACSIMILE: (404) 881-7777                             FACSIMILE: (404) 817-6050

                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: as soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for any offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ------------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ------------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ------------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED
                   TITLE OF EACH CLASS OF                       MAXIMUM AGGREGATE            AMOUNT OF
                SECURITIES TO BE REGISTERED                    OFFERING PRICE(1)(2)       REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
Common stock, $.01 par value................................       $46,000,000                $12,788
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

(1) Includes shares which the underwriters have an option to purchase from a selling shareholder to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933. In accordance with Rule 457(o) under the Securities Act, the number of shares being registered and the proposed maximum offering price per share are not included in this table.
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JUNE 17, 1999

PROSPECTUS

                                            SHARES

                             [HEADHUNTER.NET LOGO]

                                  COMMON STOCK

    HeadHunter.NET is offering           shares of its common stock. This is our
initial public offering and no public market currently exists for our shares. We
anticipate that the initial public offering price will be between $     and
$     per share.

                            ------------------------

     We intend to apply to list our common stock on The Nasdaq Stock Market's National Market under the symbol "HHNT."

                            ------------------------

     INVESTING IN OUR COMMON STOCK INVOLVES MATERIAL RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                            ------------------------

                                                                       UNDERWRITING     PROCEEDS TO
                                                    PRICE TO PUBLIC      DISCOUNT      HEADHUNTER.NET
                                                    ---------------    ------------    --------------
Per Share.........................................         $                $                $
Total.............................................         $                $                $

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     A selling shareholder has granted the underwriters the right to purchase up
to an additional           shares of common stock to cover over-allotments. The
underwriters expect to deliver the shares of common stock to purchasers on or
about             , 1999.

                            ------------------------

FIRST UNION CAPITAL MARKETS CORP.
                               J.C. BRADFORD&CO.
                                                       WACHOVIA SECURITIES, INC.

                                          , 1999.

    [PICTURES OF PAGES FROM OUR WEB SITE WITH DESCRIPTIONS OF KEY FEATURES]

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................    5
Special Note Regarding Forward-Looking
  Statements..........................   13
Market Data...........................   13
Use of Proceeds.......................   14
Dividend Policy.......................   14
Dilution..............................   15
Capitalization........................   16
Selected Financial Data...............   17
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   19

                                        PAGE
                                        ----
Business..............................   26
Management............................   34
Certain Transactions..................   40
Principal and Selling Shareholders....   41
Description of Capital Stock..........   42
Shares Eligible For Future Sale.......   46
Underwriting..........................   47
Legal Matters.........................   48
Experts...............................   48
Available Information.................   48
Index to Financial Statements.........  F-1

                            ------------------------

     This prospectus includes statistical data regarding HeadHunter.NET, the Internet and the online recruiting industry. This data is based on our records or is taken or derived from information published or prepared by various sources, including interbiznet.com, Forrester Research and Media Metrix, Inc. Our logo and certain titles of our service offerings mentioned in this prospectus are our service marks and trademarks. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

     Unless otherwise indicated, all information in this prospectus assumes (1)
the shares of common stock will be sold at $     per share, (2) the underwriters
will not exercise their over-allotment option and (3) all outstanding shares of our Class A preferred stock convert into shares of common stock.

                               PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before buying shares in this offering. We urge you to read the entire prospectus carefully.

OUR BUSINESS

     We provide a leading online recruiting service to employers, recruiters and job seekers via our web site at www.headhunter.net. Our web site enables employers and recruiters to advertise job opportunities and review resumes and enables job seekers to identify, research and evaluate a broad range of job opportunities. We believe that we provide a superior online recruiting service to employers, recruiters and job seekers based on the benefits our service provides to each of them.

     We provide employers and recruiters with:

     - access to a large number of qualified job seekers -- as evidenced by our average of over 100,000 unique users per business day during May 1999;

     - an innovative pricing model that enables employers and recruiters to improve the placement and increase the exposure of advertised job opportunities through our upgrade service; and

     - the ability to track, measure and analyze the results of their online recruiting efforts through detailed statistics we provide in billing statements and in real-time on our web site.

     Advantages from our web site to job seekers include:

     - detailed and current information regarding a large number of geographically dispersed job opportunities representing a wide variety of industries and occupations;

     - access to job opportunities posted by recruiters, as well as employers, which increases the breadth of available job opportunities;

     - its ease of use and functionality; and

     - the ability to conduct highly focused job searches using our advanced search capabilities.

     Based on data compiled by interbiznet.com in its 1999 Electronic Recruiting Index, our web site ranked first in "Customer Satisfaction," "Quality" and "Quality of Resumes Generated" among recruiting web sites that feature job opportunities from multiple industries, including sites such as Monster.com, HotJobs.com and CareerBuilder.com.

     At June 15, 1999, approximately 3,300 employers and recruiters were paying for our online recruiting services. We generate our revenues primarily from fees paid by employers and recruiters to post job opportunities and to improve the position of their job opportunities in search results. We also generate revenues from employers and recruiters who pay an additional fee to exclusively review recently submitted or reserved resumes. In addition, we derive revenues from the sale of banner advertising.

THE MARKET OPPORTUNITY

     The emergence of the Internet and the growth in its use have made it an attractive medium for online recruiting. We believe online recruiting is superior to traditional means of hiring and job searching because it is interactive, easily accessible, timely and more cost-effective. As Internet usage becomes more widespread, we expect companies from a broad range of industries to increase their online recruiting efforts. According to Forrester Research, the size of the online recruiting market will increase from $105 million in 1998 to $1.7 billion in 2003. As the online recruiting market matures, we believe that employers and recruiters will increasingly utilize only those online recruiting services that enable them to access a large number of qualified job seekers and exercise a high degree of control over the exposure of their job opportunities. We believe our easy-to-use, cost effective online recruiting service positions us to take advantage of this market opportunity.

OUR GROWTH STRATEGY

     Our objective is to be the leading provider of online recruiting services to employers and recruiters. The key elements of our strategy to accomplish this objective include the following:

     Increase Awareness of the HeadHunter.NET Brand. We plan to increase awareness of the HeadHunter.NET brand through an aggressive marketing campaign that combines online and traditional advertising, direct marketing and strategic relationships.

     Aggressively Expand Our Sales Force. We plan to rapidly expand our direct sales and telesales efforts by increasing the size of our existing sales force in Atlanta and Chicago and by opening additional sales offices in major metropolitan areas to further penetrate these markets.

     Enhance Web Site Functionality. We intend to continue to make the process of posting and searching job opportunities on our web site easier, faster and more secure by increasing the functionality of our web site.

     Develop Alternative Channels of Distribution Through Strategic Relationships. We have entered into and continuously evaluate strategic relationships as a means to increase traffic to our web site, enhance visibility of job opportunities, increase awareness of the HeadHunter.NET brand, and provide marketing and cross-promotional opportunities.

     Pursue Strategic Acquisitions of Complementary Businesses or
Technologies. We will explore acquisition or investment opportunities if we believe they will enable us to accelerate our growth, add new content, develop new technologies or penetrate new markets.

CORPORATE INFORMATION

     Our principal executive offices are located at 6410 Atlantic Boulevard, Suite 160, Norcross, Georgia 30071, and our telephone number is (770) 300-9272. Our web site at www.headhunter.net was launched in October 1996. The information on our web site is not incorporated by reference into this prospectus.

                                  THE OFFERING

Common stock offered................                    shares

Common stock to be outstanding after
the offering........................                    shares(1)

Use of proceeds.....................     Repayment of debt to one of our
                                         principal shareholders; and working
                                         capital and general corporate purposes,
                                         primarily for marketing and selling
                                         costs. See "Use of Proceeds" and
                                         "Certain Transactions."

Proposed Nasdaq National Market
symbol..............................     HHNT
---------------
(1) Excludes      shares of common stock issuable upon the exercise of
    outstanding options at a weighted average exercise price of $  per share and shares of common stock issuable upon the exercise of an outstanding warrant at an exercise price of $ per share.

                             SUMMARY FINANCIAL DATA

     Set forth below is summary financial data for the year ended December 31, 1998, which we have derived from our audited financial statements, and the other periods indicated, which we have derived from our unaudited financial statements. You should read this summary financial data in conjunction with "Use of Proceeds," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," our financial statements and notes thereto, and the other financial data included elsewhere in this prospectus. The weighted average shares outstanding data does not give effect to the conversion of our Class A preferred stock into our common stock. As adjusted
data reflects our sale of           shares of common stock in this offering and
the application of the estimated net proceeds from this offering. See "Use of Proceeds."

                                                                               THREE MONTHS ENDED
                                         YEAR ENDED    ------------------------------------------------------------------
                                        DECEMBER 31,   MARCH 31,   JUNE 30,    SEPTEMBER 30,   DECEMBER 31,    MARCH 31,
                                            1998         1998        1998          1998            1998          1999
                                        ------------   ---------   ---------   -------------   ------------   -----------
STATEMENT OF OPERATIONS DATA:
Revenues..............................  $ 1,099,868    $  79,569   $ 198,482    $   392,577    $   429,240    $   828,027
Costs and expenses:
  Costs of revenues...................       86,963       18,220      19,319         26,201         23,223         25,433
  Marketing and selling...............    2,719,330      158,549     349,831      1,220,301        990,649      1,232,352
  General and administrative..........    1,714,756      189,018     478,373        687,851        359,514        492,270
  Stock compensation expense(1).......      205,574           --      32,705         95,113         77,756      2,861,676
  Depreciation and amortization.......      276,706       55,080      63,003         74,062         84,561         88,895
                                        -----------    ---------   ---------    -----------    -----------    -----------
Total costs and expenses..............    5,003,329      420,867     943,231      2,103,528      1,535,703      4,700,626
                                        -----------    ---------   ---------    -----------    -----------    -----------
Operating loss........................   (3,903,461)    (341,298)   (744,749)    (1,710,951)    (1,106,283)    (3,872,599)
Other income (expense)................     (442,407)       7,533          11       (165,683)      (284,268)        (9,423)
                                        -----------    ---------   ---------    -----------    -----------    -----------
Net loss..............................  $(4,345,868)   $(333,765)  $(744,738)   $(1,876,634)   $(1,390,731)   $(3,882,022)
                                        ===========    =========   =========    ===========    ===========    ===========
LOSS PER SHARE:(2)
Basic.................................
Diluted...............................
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic.................................
Diluted...............................

                                                                AS OF MARCH 31, 1999
                                                              -------------------------
                                                                ACTUAL      AS ADJUSTED
                                                              ----------    -----------
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $  165,923
Working deficit.............................................    (338,812)
Total assets................................................   2,190,906
Total debt, including current maturities....................     800,000
Total shareholders' equity..................................     918,461

---------------
(1) See note 6 to our financial statements for further information regarding the stock compensation expense.
(2) Pursuant to Staff Accounting Bulletin No. 98, for all periods presented, basic net loss per share is computed using the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed using the weighted average number of shares of common stock outstanding during the period and nominal issuances of common stock and common stock equivalents, regardless of whether they are anti-dilutive.

                                  RISK FACTORS

     You should carefully consider the following risks before making an investment decision. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment. You also should refer to the other information in this prospectus, including our financial statements and the related notes.

                         RISKS RELATED TO OUR BUSINESS

WE ARE AN EARLY-STAGE COMPANY, AND OUR LIMITED OPERATING HISTORY MAKES EVALUATING OUR BUSINESS AND PROSPECTS DIFFICULT.

     We launched our web site in October 1996 and have substantially modified it since that time. As a result, we have a limited operating history upon which you can base an evaluation of our business and prospects. You must consider the risks, expenses and problems frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets such as online recruiting. Some of the risks which we may face include our ability to:

     - implement our business model and strategy and adapt them as needed;

     - hire and retain an effective sales force and other qualified personnel;

     - meet competitive developments and other changes in our market;

     - establish and enhance our brand;

     - attract employers, recruiters and job seekers to our web site; and

     - develop strategic relationships with industry-focused Internet sites.

     If we fail to manage these risks successfully, our business will suffer.

WE HAVE A HISTORY OF LOSSES, WE ANTICIPATE FUTURE LOSSES AND WE MAY NEVER ACHIEVE PROFITABILITY.

     We have a history of losses and may never be profitable. We incurred net losses of $35,000, $176,000 and $4.3 million for the 10 months ended October 31, 1997, two months ended December 31, 1997 and the year ended December 31, 1998, respectively. As of March 31, 1999, we had an accumulated deficit of approximately $8.4 million. We expect operating losses and negative cash flow to continue for the foreseeable future. We anticipate our losses will increase significantly from current levels because we expect to incur additional costs and expenses related to:

     - increased marketing and advertising to strengthen brand awareness;

     - rapid expansion of our sales and other personnel;

     - continued development of our web site and service offerings; and

     - development of strategic relationships with industry-focused Internet sites.

     Our ability to become profitable depends on our ability to generate and maintain greater revenues while incurring reasonable expenses. Our ability to generate greater revenues depends on (1) our ability to convince employers and recruiters to utilize our web site for their online recruiting needs, (2) the growth of acceptance of the Internet as a recruiting tool, (3) the number of job seekers who visit our web site, and (4) the number of job opportunities posted on our web site. If we do achieve profitability, we cannot be certain that we will be able to sustain or increase profitability on a quarterly or annual basis in the future. Our inability to achieve or maintain profitability or positive cash flow could cause the market price of our common stock to decrease.

WE HAVE RECENTLY CHANGED OUR PRICING MODEL, WHICH MAY DECREASE THE NUMBER OF JOB OPPORTUNITIES AND USERS ON OUR WEB SITE AND RESULT IN DECREASED REVENUE.

     Until recently, employers and recruiters could post job opportunities on our web site free of charge. Since June 1, 1999, they must pay a fee for each job opportunity they post on our web site. As a result of this pricing change, many employers and recruiters may choose to discontinue posting job opportunities, or to post fewer job opportunities than they had in the past. In the event the number of job opportunities in our database decreases, job seekers may find that our web site is not as useful as other online recruiting sites. A decrease in the number of job seekers on our web site may cause employers and recruiters to further reduce the number of job opportunities they post, or the upgrade fees that they are willing to pay. Our business may suffer as a result of these decreases.

OUR FUTURE REVENUES ARE UNPREDICTABLE, AND OUR FINANCIAL RESULTS MAY FLUCTUATE.

     Our quarterly revenue and results of operations are difficult to predict, and we expect them to fluctuate significantly from quarter to quarter. If our quarterly revenue or results of operations fall below the expectations of investors or public market analysts, the price of our common stock could fall substantially. Our quarterly revenue and results of operations may fluctuate significantly in response to the following factors, many of which are beyond our control:

     - the cancellation of a significant number of customer accounts;

     - changes in the demand for our service offerings;

     - changes in our pricing policies or those of our competitors;

     - the timing and effectiveness of marketing campaigns;

     - the hiring cycles of employers;

     - our ability to hire and retain qualified sales people;

     - seasonal trends in user traffic;

     - introduction of additional, or enhancement of existing, service offerings by us or our competitors;

     - the incurrence of costs related to acquisitions of businesses or technologies;

     - the costs of establishing, and the timing of, strategic relationships;
       and

     - general economic conditions, including the effects of a recession.

IF WE FAIL TO FURTHER DEVELOP OUR BRAND, OUR BUSINESS MAY SUFFER.

     We believe that maintaining and strengthening the HeadHunter.NET brand is an important aspect of our business. Our brand name is critical in our efforts to attract employers, recruiters and job seekers. We believe that the importance of brand recognition will increase due to the continued growth in the number of competitors entering the online recruiting market. Our ability to promote and position our brand depends largely on the success of our marketing efforts and our ability to effectively satisfy the needs of employers, recruiters and job seekers.

     To promote our brand, we intend to substantially increase our marketing budget. Our growth strategy and future success is also dependent on rapidly increasing the size of our sales force. If we fail to successfully promote and maintain our brand, or if we incur excessive expenses attempting to promote and maintain our brand, or if we are unable to attract, train or retain qualified sales personnel, our business may suffer.

WE MAY BE UNABLE TO COMPETE SUCCESSFULLY AGAINST EXISTING AND FUTURE
COMPETITORS.

     The market for online recruiting is highly fragmented and intensely competitive. We compete on the Internet with other online recruiting sites, corporate Internet sites, Internet portal sites, Internet content providers and nonprofit professional organizations. Many of our competitors have longer operating histories in the online recruiting market, significantly greater financial, technical and marketing resources, more users and larger databases than we do.

     We also compete with traditional recruiting methods, such as classified advertising, radio, television and traditional recruiting firms, for a share of the total recruiting budgets of employers and recruiters.

     Presently, the barriers to entry by competitors in the market for online recruiting are low. Current and new competitors can launch new Internet sites and add substantial content on their sites at a low cost within a short time period. Therefore, we expect competition to continue to intensify, and the number of competitors could increase significantly in the near future.

IF WE LOSE KEY PERSONNEL, OR CANNOT RECRUIT AND RETAIN ADDITIONAL SKILLED PERSONNEL, OUR BUSINESS MAY SUFFER.

     If we lose the services of one or more key personnel, our business may suffer. We depend on the continued services and performance of our senior management and other key personnel, particularly Robert M. Montgomery, Jr., our President and Chief Executive Officer. Our future success also depends upon the continued service of our other executive officers and key sales, marketing and technical personnel. We do not have key person life insurance policies covering any of our key employees.

     Competition for personnel with experience in online recruiting and commerce is intense. If we are unsuccessful in attracting and training new employees, or retaining and motivating our current and future employees, our business could suffer significantly.

WE DO NOT HAVE LONG-TERM AGREEMENTS WITH EMPLOYERS AND RECRUITERS.

     We derive a substantial majority of our revenues from employers and recruiters that pay to post job opportunities on our web site and purchase upgrades to their listings or other service offerings. Generally, these employers and recruiters post their job opportunities on a monthly basis. They have no obligation to purchase any upgrades or other service offerings, or to post any job opportunities for more than a month at a time. As a result, an employer or recruiter that generates substantial revenue for us in one month may not do so in a later month. We must continually maintain existing accounts and establish and develop new accounts with employers and recruiters.

WE MAY BE UNABLE TO EFFECTIVELY MANAGE OUR RAPID GROWTH.

     We have rapidly expanded our operations and anticipate that further expansion will be required to execute our growth strategy. Our rapid growth has placed significant demands on our management, financial, technical and other resources. These demands are likely to continue and increase. To manage our future growth, we must adapt to changing business conditions and improve existing systems or implement new systems for our financial and management controls, reporting systems and procedures. In addition, in order to achieve rapid growth, we may acquire technologies or products or enter into strategic alliances. For us to succeed, we must make our existing technology, business and systems work effectively with those of any strategic partners without undue expense, management distraction or other disruptions to our business. If we fail to manage any of the above growth challenges successfully, our business could suffer.

WE DEPEND ON THIRD PARTIES TO FACILITATE ACCESS TO OUR WEB SITE, AND FACE RISKS OF CAPACITY CONSTRAINTS.

     We depend on Internet service providers and other web site operators, which may experience Internet connectivity outages. Such outages may cause users to experience difficulties in accessing our web site. Any system failures at these third parties may cause an interruption in service or a decrease in responsiveness of our web site and may impair users' perceptions of our web site. Any failure to handle current or increased volumes of traffic on our web site would also cause our business to suffer.

     We derive a substantial majority of our revenues from employers and recruiters that pay to post and upgrade their job opportunities. The amounts they are willing to pay to post and upgrade their job opportunities depend to a significant degree on the number of job seekers who visit our web site. We depend on the performance, reliability and availability of our web site to attract and retain these job seekers. Capacity constraints could prevent them from accessing our web site for extended periods of time and decrease our traffic. Decreased traffic could result in fewer employers and recruiters posting job opportunities on our web site or buying fewer upgrades and other enhanced services. This would result in decreased revenues. In addition, if the number of employers, recruiters and job seekers on our web site increases substantially, we may experience capacity constraints and need to expand or upgrade our technology at a time when we do not have adequate funds to do so, or when that technology is not readily available.

WE FACE RISKS IN ACQUIRING OTHER COMPANIES.

     One element of our growth strategy is to acquire other companies that we believe will complement our business. Acquiring other businesses involves numerous risks, including:

     - difficulties in integrating the operations, services, products and personnel of the acquired company into ours;

     - diversion of our management's attention from other business concerns;

     - inability to retain and motivate key personnel of the acquired business;

     - entry into markets in which we have little or no direct prior experience; and

     - inability to retain clients or goodwill of the acquired business.

     In pursuing acquisitions, we may compete with competitors that may be larger and have greater financial and other resources than we have. Competition for these acquisition targets could result in increased prices of acquisition targets.

     In the future, we may take accounting charges in connection with acquisitions. We cannot guarantee that the costs and expenses actually incurred will not exceed the estimates we use to take the accounting charges.

WE MAY NOT BE ABLE TO PROTECT AND ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS.

     Our success and ability to compete depend to a significant degree on our internally developed proprietary technology and on our brand, marks and domain names. We rely on trademark, patent and other intellectual property laws, and on confidentiality and non-disclosure agreements with our employees and third parties, to establish and protect our proprietary rights. We cannot assure you that the steps we have taken to protect our proprietary rights will be adequate or that we will be able to defend our marks or obtain patents for any of our internally developed systems. If we are unable to secure or protect our marks and systems, our business may suffer. In addition, we cannot assure you that potential users of our web site will not confuse our domain name with other similar domain names such as headhunters.com, headhunter.org or headhunters.org. If any confusion occurs, we may lose business to a competitor, or some of our users may have negative experiences with these other web sites that they mistakenly associate with us.

     Third parties may claim that our business activities infringe upon their proprietary rights. From time to time in the ordinary course of business we have been, and expect to continue to be, subject to claims of infringement of third parties' trademarks and other intellectual property rights. Although such claims have not had a material adverse effect on our business, such claims could subject us to significant liability and result in invalidation of our proprietary rights. These claims could also be time-consuming and expensive to defend, and could result in a diversion of our management's time and attention. Any of these factors could cause our business to suffer.

WE FACE RISKS RELATED TO YEAR 2000 FAILURES.

     The risks posed by year 2000 issues could adversely affect our business in a number of significant ways. Our internally developed proprietary software and our information technology systems, which depend on third party software and hardware, could fail due to year 2000 issues. These failures could harm our business and results of operations. In addition, the Internet could face serious disruptions arising from year 2000 issues.

     We cannot assure you that:

     - our systems, or the systems of third parties upon which we rely, will be year 2000 compliant in a timely manner, or that there will not be significant problems with these systems;

     - users will be able to access our web site without serious disruptions arising from year 2000 issues;

     - disruptions with other Internet sites and our strategic partners will not adversely affect our business; or

     - our costs related to year 2000 compliance will be insignificant.

OUR RELATIONSHIP WITH ITC MAY PRESENT POTENTIAL CONFLICTS OF INTEREST.

     Our controlling shareholder, ITC Holding Company, Inc., is the parent of, or a significant investor in, a group of companies involved in a wide range of activities, including broadband cable services, telecommunications services, conference calling and videoconferencing, and Internet access and content services. Our Chairman and most of our other directors (Messrs. Scott, Montgomery, Cox, Misikoff and Weber and Ms. Thompson) are directors, officers or stockholders of ITC. In addition, Robert Montgomery, our Chief Executive Officer and President, previously served as Chief Executive Officer of another subsidiary of ITC. When the interests of ITC and its affiliates diverge from our interests, ITC and its affiliates may exercise their influence in their own best interests. Some decisions concerning our operations or finances may present conflicts of interest between us and ITC or its affiliates. Due to the extensive relationships between ITC and us, we may make decisions that potentially favor ITC or its affiliates at our expense. Furthermore, Georgia law may prohibit you from successfully challenging these decisions, if the decision received the affirmative vote of a majority, but not less than two, of our "qualified directors," or disinterested directors, who received full disclosure of the existence and nature of the conflict.

OUR ARTICLES OF INCORPORATION AND BYLAWS AND GEORGIA LAW CONTAIN PROVISIONS THAT COULD DISCOURAGE A TAKEOVER OF OUR COMPANY.

     Our articles of incorporation and bylaws contain provisions that could make it more difficult for another company to acquire us, even if that acquisition would benefit our shareholders. Further, we have adopted provisions of Georgia law that could delay, prevent or make more difficult a merger, tender offer or proxy contest involving HeadHunter.NET. See "Description of Capital Stock."

                         RISKS RELATED TO OUR INDUSTRY

WE DEPEND ON THE ACCEPTANCE OF THE INTERNET AS A RECRUITING MEDIUM.

     The Internet is a relatively new medium for recruiting, and employers, recruiters and job seekers have not reached any consensus that online recruiting is an effective means for satisfying their recruitment needs. A large number of employers and recruiters have only limited experience in using the Internet for recruitment. They are not yet spending a significant amount of their recruiting budgets on online recruiting or committing to doing so over a long period. As a result, our sales force spends a substantial amount of time and resources retaining existing accounts, and educating employers and recruiters about our services and the online recruiting market. We may be unable to persuade a large number of employers, recruiters and job seekers that our services will satisfy their needs more successfully than traditional recruiting methods. If we cannot meet the needs of employers, recruiters and job seekers or adapt our services to meet their demands, our business will suffer.

OUR MARKET IS SUBJECT TO RAPID CHANGE.

     Our market is characterized by rapidly changing technology, introductions and enhancements of competitive services, and changing user demands. Accordingly, our future success depends on our ability to adapt to such rapid changes in technology and improve the features, reliability and functionality of our service offerings in response to our competitors. We cannot assure you that we will succeed in addressing these issues.

WE MAY BECOME SUBJECT TO BURDENSOME GOVERNMENT REGULATION.

     We are currently not subject to direct federal, state, local or foreign regulation or laws or regulations applicable to the Internet, other than regulations applicable to businesses generally. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted covering user privacy, freedom of expression, pricing, content, quality of products and services, taxation, advertising, intellectual property rights and information security. For example, we believe that more than 200 pieces of legislation relating to privacy issues and the Internet have been, or will be, introduced during 1999 by various legislative bodies. Moreover, the applicability to the Internet of existing laws governing intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, employment and personal privacy is uncertain and developing. The nature and effect of any proposed legislation or regulation, or the application or interpretation of existing laws, cannot be fully determined. Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws, could decrease the demand for our services, increase our operational costs or otherwise adversely impact our business.

     The adoption of any such legislation could also dampen the growth in use of the Internet generally and decrease its acceptance as a communications, commercial and advertising medium. Any legislation which has an adverse impact on the growth of the Internet could decrease the demand for our services. This decrease could harm our business.

WE MAY BE LIABLE FOR INFORMATION RETRIEVED FROM OR TRANSMITTED OVER THE
INTERNET.

     We may be sued for defamation, obscenity, negligence, copyright or trademark infringement or other legal claims relating to information that is posted or made available on our web site. Other claims may be brought based on the nature, publication or distribution of our content or based on errors or false or misleading information provided on our web site. We could also be sued for the content that is accessible from our web site through links to other Internet sites. Our insurance may not adequately protect us against these types of claims. In addition, we could incur significant costs in investigating and defending such claims, even if we ultimately are not found liable. Any of these events could harm our business.

CONCERNS REGARDING SECURITY OF TRANSACTIONS AND TRANSMITTING CONFIDENTIAL INFORMATION OVER THE INTERNET MAY NEGATIVELY IMPACT OUR ELECTRONIC COMMERCE BUSINESS.

     We believe that concern regarding the security of confidential information transmitted over the Internet, such as credit card numbers, prevents many potential customers from engaging in online transactions. If we do not add sufficient security features to our web site, our services may not gain market acceptance or there may be additional legal exposure to us. We have included basic security features in some of our products to protect the privacy and integrity of customer data, such as password requirements to access some data.

     Despite the measures we have taken, our infrastructure is potentially vulnerable to physical or electronic break-ins or similar problems. If a person circumvents our security measures, he or she could misappropriate proprietary information or cause interruptions in our operations. Security breaches that result in access to confidential information could damage our reputation and expose us to a risk of loss or liability. We may be required to make significant investments and efforts to protect against or remedy security breaches. Additionally, as electronic commerce becomes more prevalent, our customers will become more concerned about security. If we do not adequately address these concerns our business could suffer.

COMPUTER VIRUSES MAY CAUSE OUR SYSTEMS TO INCUR DELAYS OR INTERRUPTIONS AND MAY ADVERSELY AFFECT OUR BUSINESS.

     Computer viruses may cause our systems to incur delays or other service interruptions. In addition, the inadvertent transmission of computer viruses could expose us to a material risk of loss or litigation and possible liability. Moreover, if a computer virus affecting our system is highly publicized, our reputation could be materially damaged and our visitor traffic may decrease. Any of these events could cause our business to suffer.

A RECESSION COULD ADVERSELY IMPACT OUR BUSINESS.

     Online recruiting is a relatively new industry and we do not know how sensitive it is to general economic conditions. The level of economic activity and employment in the United States may significantly and adversely affect the demand for online recruiting services. A recession could cause employers and recruiters to reduce or postpone their recruiting efforts generally, and their online recruiting efforts in particular. If a recession or significant economic downturn occurs in the United States, our business could suffer.

                         RISKS RELATED TO THIS OFFERING

WE MAY BE UNABLE TO MEET OUR FUTURE CAPITAL REQUIREMENTS.

     Based on our current operating plan, we anticipate that the net proceeds of this offering, together with our available funds, will be sufficient to satisfy our anticipated needs for working capital, including our increased marketing expenses, capital expenditures and business expansion for at least the next 12 months. After that time, or in the event that we do not meet our operating plan, we may need additional capital. Alternatively, we may need to raise additional funds prior to such time in order to fund more rapid expansion, to increase brand development and market awareness, to develop new or enhanced technology, to respond to competitive pressures or to establish strategic relationships. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our shareholders will be diluted. Any new securities could have rights, preferences and privileges senior to those of our common stock.

     We currently do not have any commitments for additional financing. We cannot be certain that additional financing will be available when and to the extent required or that, if available, it will be on acceptable terms. If adequate funds are not available on acceptable terms, we may not be able to fund our expansion, increase brand development and market awareness, develop or enhance our service offerings, respond to competitive pressures or establish strategic relationships.

OUR MANAGEMENT HAS BROAD DISCRETION OVER USE OF PROCEEDS FROM THIS OFFERING.

     The net proceeds of this offering are estimated to be approximately
$          million. Management has allocated approximately $          of the net
proceeds of the offering for repayment of debt to ITC. Our management will retain broad discretion regarding the allocation of the remainder of the net proceeds of this offering. Our management intends to use a majority of the remainder of the net proceeds for increased marketing and selling expenses. They may use the net proceeds for purposes with which you disagree. Management's failure to apply the proceeds effectively could harm our business.

OUR EXISTING SHAREHOLDERS WILL CONTROL SHAREHOLDER ACTION AFTER THIS OFFERING.

     Upon completion of the offering and conversion of all outstanding shares of
Class A preferred stock, ITC and Warren L. Bare will beneficially own      % and
     %, respectively, of our outstanding common stock. As a result, these shareholders, voting together, will possess the ability to elect all of the members of our board of directors and to approve significant corporate transactions. This control or share ownership may also have the effect of delaying or preventing a change in control of our company, impeding a merger, consolidation, takeover or other business combination involving us or discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of us.

OUR COMMON STOCK PRICE MAY BE VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INDIVIDUAL SHAREHOLDERS.

     Prior to this offering, you could not buy or sell our common stock publicly. An active public market for our common stock may not develop or be sustained after the offering. We negotiated and determined the initial public offering price with the underwriters based on several factors. This price may vary from the market price of the common stock after this offering. The market price of the common stock may fluctuate significantly in response to the following factors, some of which are beyond our control:

     - variations in quarterly operating results;

     - changes in financial estimates by securities analysts;

     - our announcements of significant contracts, milestones, acquisitions, strategic relationships or capital commitments;

     - additions or departures of key personnel;

     - sales of common stock or termination of stock transfer restrictions; and

     - fluctuations in stock market price and volume, which are particularly common among securities of Internet companies.

     In the past, following periods of volatility in the market price of a company's securities, securities class action litigation often has been instituted against that company. Such litigation is expensive and diverts management's attention and resources.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN NET TANGIBLE BOOK VALUE PER SHARE.

     The initial public offering price will be substantially higher than the pro forma tangible book value per share of our outstanding common stock. If you purchase our common stock in this offering, the shares you buy will experience an immediate and substantial dilution in tangible book value per share. The shares of common stock owned by our existing shareholders will receive a material increase in the tangible book value per share. The dilution to
investors in this offering will be approximately $     per share. See
"Dilution."

SALES OF SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK AFTER THE OFFERING COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE.

     Sales of a substantial number of shares of common stock in the public market, or the perception that these sales may occur, could adversely affect the market price of our common stock. This could also impair our ability to raise additional capital through the sale of our equity securities. After this
offering, we will have                shares of common stock outstanding, or
               shares if the underwriters exercise in full their over-allotment option. The shares sold in this offering will be freely tradeable. Shares held by affiliates of ours will be subject to the limitations of Rule 144 under the
Securities Act. The remaining                shares are "restricted shares" and
will become eligible for sale in the public market at various times after 180 days after the date of this prospectus, subject to the limitations and conditions of Rule 144.

     In addition, ITC and Warren L. Bare have registration rights with respect to their shares of our common stock. This will allow them to sell their shares of our common stock in the market simultaneously with any future public offerings by us of our equity securities. See "Shares Eligible for Future Sale."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements. All statements regarding future events, our financial performance and operating results, our business strategy and our financing plans are forward-looking statements. In some cases you can identify forward-looking statements by terminology, such as "may," "will," "would," "should," "could," "expect," "intend," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms or other comparable terminology. These statements are only predictions. Known and unknown risks, uncertainties and other factors could cause actual results to differ materially from those contemplated by the statements. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statements.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform those statements to actual results or to changes in our expectations.

                                  MARKET DATA

     This prospectus contains market data related to our business and the Internet. This market data includes projections that are based on a number of assumptions. The assumptions include the following:

     -- no catastrophic failure of the Internet will occur;

     -- the number of people online and the total number of hours spent online will increase significantly over the next five years; and

     -- Internet security and privacy concerns will be adequately addressed.

     If any one or more of these assumptions turns out to be incorrect, actual results may differ from the projections based on these assumptions. The Internet-related markets may not grow over the next three to four years at the rates projected by these market data, or at all. The failure of these markets to grow at these projected rates may have a material adverse impact on our business and the market price of our common stock.

                                USE OF PROCEEDS

     We will receive an estimated $     million in net proceeds from the sale of
the           shares of common stock offered by us in this offering after deducting the underwriting discount and other estimated offering expenses. We will not receive any proceeds from the sale of common stock by the selling shareholder if the underwriters exercise the over-allotment option.

     The principal purposes of this offering are to increase our working capital, including funds for marketing and selling expenses, and to create a public market for our common stock. We intend to use approximately $1.8 million of the net proceeds to repay our credit facility with ITC, and the balance of the net proceeds for working capital and other general corporate purposes, primarily for marketing and selling expenses. Pending use of the net proceeds as described above, we intend to invest the net proceeds in interest-bearing, investment grade securities.

     The credit facility with ITC provides for advances to us of up to $3.0 million and is payable in full on the closing of this offering. Amounts outstanding under the credit facility accrue interest at an annual rate of 11%. We used the funds that we borrowed under this credit facility for working capital and other general corporate purposes.

                                DIVIDEND POLICY

     In November 1997, our predecessor company made a distribution to one of our principal shareholders in the amount of $100,000. See "Certain Transactions." We do not intend to pay any cash dividends on our common stock in the foreseeable future because we intend to retain our earnings, if any, to finance our growth and for general corporate purposes.

                                    DILUTION

     Our net tangible book value at March 31, 1999 was approximately $       ,
or $       per share. Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, and divided by the number of outstanding shares of common stock. After giving effect to the conversion of all outstanding shares of Class A preferred stock and the
sale of the                shares of common stock offered in this offering and
the application of the net proceeds as set forth under "Use of Proceeds," our pro forma net tangible book value as of March 31, 1999 would have been
approximately $     million, or $          per share, representing an immediate
increase of $          in net tangible book value per share to existing
shareholders and an immediate dilution of $          in net tangible book value
per share to investors in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price.......................          $
  Net tangible book value at March 31, 1999.................  $
  Increase attributable to new investors....................
Pro forma net tangible book value after the offering........
                                                                      ------
Dilution per share to new investors.........................          $
                                                                      ======

     The following table sets forth the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by our existing shareholders and to be paid by new investors in this offering.

                                       SHARES PURCHASED       TOTAL CONSIDERATION      AVERAGE
                                     ---------------------   ----------------------     PRICE
                                       NUMBER      PERCENT      AMOUNT      PERCENT   PER SHARE
                                     -----------   -------   ------------   -------   ---------
Existing shareholders..............
New investors......................
                                     -----------     ---     ------------     ---
Total..............................                  100%                     100%
                                     ===========     ===     ============     ===

     The above tables assume no exercise of outstanding stock options or warrants. As of the date of this prospectus, we had outstanding options to
purchase        shares of common stock at a weighted average exercise price of
$     per share and an outstanding warrant to purchase        shares of common
stock at an exercise price of $     per share. To the extent any of these
options and warrants are exercised, new investors will incur further dilution.

                                 CAPITALIZATION

     The following table sets forth our capitalization at March 31, 1999: (1) on a historical basis and (2) as adjusted to give effect to our sale of shares of common stock offered in this offering and the application of the net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with our financial statements and the notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial data appearing elsewhere in this prospectus.

                                                                    MARCH 31, 1999
                                                              --------------------------
                                                                ACTUAL       AS ADJUSTED
                                                              -----------    -----------
Short-term borrowings.......................................  $   800,000    $
Shareholders' equity:
  Class A preferred stock, $0.01 par value, 7,500,000 shares authorized, 5,404,500 shares issued and outstanding
     (actual), none outstanding (as adjusted)...............       54,045
  Class B serial preferred stock, $0.01 par value, 5,000,000
     shares authorized, none issued and outstanding.........           --
  Common stock, $0.01 par value, 45,500,000 shares
     authorized,             shares issued and outstanding
     (actual),           shares issued and outstanding (as
     adjusted)(1)...........................................       22,000
  Additional paid-in capital................................   12,125,842
  Accumulated deficit.......................................   (8,404,282)
  Stock warrants............................................      341,834
  Deferred compensation(2)..................................   (3,220,978)
                                                              -----------    -----------
     Total shareholders' equity.............................      918,461
                                                              -----------    -----------
          Total capitalization..............................  $ 1,718,461    $
                                                              ===========    ===========

---------------
(1) Excludes        shares of common stock that were subject to outstanding
    options at March 31, 1999 at a weighted average exercise price of $     per
    share.
(2) See note 6 to our financial statements for further information regarding deferred compensation.

                            SELECTED FINANCIAL DATA

     The following table sets forth our selected financial data as of and for our inception period (October 10, 1995 to December 31, 1995), the year ended December 31, 1996, the ten months ended October 31, 1997, the two months ended December 31, 1997 and the year ended December 31, 1998, which have been derived from the audited financial statements of the predecessor to our company and our audited financial statements. The selected financial data as of and for the three months ended March 31, 1998 and 1999 have been derived from our unaudited financial statements and, in the opinion of our management, include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of such information. Operating results for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the entire year. The selected financial data set forth below should be read in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," our financial statements and the notes thereto and the other financial data included elsewhere in this prospectus. The weighted average shares outstanding data does not give effect to the conversion of our Class A preferred stock into our common stock.
As adjusted data reflects our sale of      shares of common stock offered in
this offering and the application of the estimated net proceeds from this offering.

                                       PREDECESSOR TO OUR COMPANY                                OUR COMPANY
                                -----------------------------------------   -----------------------------------------------------
                                    FROM
                                 INCEPTION                        TEN
                                (OCTOBER 10,                    MONTHS       TWO MONTHS                     THREE MONTHS ENDED
                                  1995) TO      YEAR ENDED       ENDED         ENDED        YEAR ENDED           MARCH 31,
                                DECEMBER 31,   DECEMBER 31,   OCTOBER 31,   DECEMBER 31,   DECEMBER 31,   -----------------------
                                    1995           1996          1997           1997           1998         1998         1999
                                ------------   ------------   -----------   ------------   ------------   ---------   -----------
STATEMENT OF OPERATIONS DATA:
Revenues......................    $50,754        $190,146      $124,437      $  29,591     $ 1,099,868    $  79,569   $   828,027
Costs and expenses:
  Costs of revenues...........         --              --        29,390          2,906          86,963       18,220        25,433
  Marketing and selling.......         --           2,740        23,301         41,123       2,719,330      158,549     1,232,352
  General and
    administrative............      5,073          52,105        95,967        126,268       1,714,756      189,018       492,270
  Stock compensation
    expense...................         --              --            --             --         205,574           --     2,861,676
  Depreciation and
    amortization..............        516           6,842        10,099         41,912         276,706       55,080        88,895
                                  -------        --------      --------      ---------     -----------    ---------   -----------
Total costs and expenses......      5,589          61,687       158,757        212,209       5,003,329      420,867     4,700,626
                                  -------        --------      --------      ---------     -----------    ---------   -----------
Operating income (loss).......     45,165         128,459       (34,320)      (182,618)     (3,903,461)    (341,298)   (3,872,599)
Net income (loss).............    $45,165        $128,623      $(35,163)     $(176,392)    $(4,345,868)   $(333,765)  $(3,882,022)
                                  =======        ========      ========      =========     ===========    =========   ===========
LOSS PER SHARE:(1)
Basic.........................
Diluted.......................
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic.........................
Diluted.......................

                              PREDECESSOR TO OUR
                                    COMPANY                                    OUR COMPANY
                              -------------------   -----------------------------------------------------------------
                                                         AT DECEMBER 31,                    AT MARCH 31,
                                AT DECEMBER 31,     -------------------------   -------------------------------------
                              -------------------                                               1999         1999
                                1995       1996        1997          1998          1998        ACTUAL     AS ADJUSTED
                              --------   --------   -----------   -----------   ----------   ----------   -----------
BALANCE SHEET DATA:
Cash and cash equivalents...  $14,326    $25,973    $   853,989   $   254,937   $  531,751   $  165,923
Working capital (deficit)...   31,214     33,706        788,976    (3,446,422)     492,007     (338,812)
Total assets................   43,030     58,550      1,922,915     2,225,180    1,690,214    2,190,906
Total debt, including
  current maturities........       --         --             --     3,500,000           --      800,000
Total shareholders' equity
  (deficit).................   42,865     55,500      1,830,517    (1,967,943)   1,496,752      918,461

---------------
(1) Pursuant to Staff Accounting Bulletin No. 98, for all periods presented, basic net loss per share is computed using the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed using the weighted average number of shares of common stock outstanding during the period and nominal issuances of common stock and common stock equivalents, regardless of whether they are anti-dilutive. Per share data for the predecessor to our company is not shown, as it is not comparable with our data.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     You should read the following discussion in conjunction with our financial statements and the notes thereto and other financial information appearing elsewhere in this prospectus. This prospectus contains forward-looking statements relating to our future economic performance and other financial items. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "would," "could," "should," "expect," "estimate," "anticipate," "believe," "plan," "predict," "intend," and other similar expressions. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined in "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement. We have rounded the dollar amounts and percentages provided below to simplify the presentation.

OVERVIEW

     We provide a leading online recruiting service to employers, recruiters and job seekers via our web site at www.headhunter.net. We were founded in October 1995 and from our inception until late 1996, we derived all of our revenues from web site development consulting services. As a result of the experience that we gained during this period, we identified online recruiting as an emerging industry. We launched our web site in October 1996, and since that time have been focused on growing our online recruiting services business.

     In October 1997, we entered into an investment agreement with ITC to form HeadHunters, L.L.C. and to fund our continued growth. In July 1998, HeadHunters, L.L.C., ITC and Warren L. Bare reorganized us by entering into a contribution agreement under which Mr. Bare contributed all of his 45% interest in
HeadHunters, L.L.C. to us in exchange for           shares of our common stock
and 50,000 shares of our Class A preferred stock, and ITC contributed its 55%
interest in HeadHunters, L.L.C. to us in exchange for           shares of our
Class A preferred stock. This transaction was accounted for in a manner similar to a pooling of interest.

     We derive revenue primarily from fees paid by employers and recruiters to post a job opportunity on our web site and improve the placement of a job opportunity by purchasing our upgrade service. To a lesser extent, we earn revenue from fees paid by employers and recruiters for additional services and from the sale of banner advertisements. Initially, we charged one flat fee for a combination of our services, although we did not charge employers and recruiters to post job opportunities on our web site. As a result, revenue was earned principally from a combination of upgrade fees and the sale of banner advertisements on our web site, with sales of banner advertising comprising a more significant percentage of our revenues. We modified our pricing structure effective as of August 1, 1998 and began offering upgrade services on a per job basis. As a result of this pricing change and the growth of our sales force, revenue from upgrade fees has continued to grow as a percentage of our revenues.

     On June 1, 1999, we began to charge employers and recruiters a fee to post job opportunities on our web site. Employers and recruiters can post job opportunities by paying a flat fee of approximately $20 per job opportunity for a 30-day basic listing. Employers and recruiters who want to improve the placement of their jobs in a search result in order to increase the visibility and exposure of their job opportunity can pay an additional fee. Upgrades are purchased for 30-day periods and start at $25 per job opportunity, with increases in $25 increments. We generally provide favorable pricing terms to employers and recruiters that post a significant number of job opportunities. We believe that job posting fees and upgrade fees will account for a substantial majority of our revenues for the foreseeable future.

     We implemented our "VIP Resume Reserve" service in April 1999. This service allows employers and recruiters to pay a quarterly or annual subscription fee to access our VIP Resume Reserve.

     We record advance billings prior to the delivery of services or the display of an advertisement as deferred revenues and recognize them as revenue ratably when the services are provided or the advertisements are displayed. At March 31, 1999, we had approximately $52,000 of deferred revenues.

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

     Our costs and expenses include:

     (1) costs of revenues, consisting of bandwidth access fees, co-location costs and Internet connection charges;

     (2) marketing and selling expenses, consisting primarily of salaries and commissions for sales, marketing and customer service personnel, advertising costs and other marketing-related expenses (including strategic relationship and product design costs);

     (3) general and administrative expenses, consisting primarily of salaries and related costs for general corporate functions, including finance and accounting personnel, software development and technical personnel, office facilities and fees for professional services; and

     (4) depreciation and amortization, including depreciation of computer and other equipment and amortization of goodwill.

     We have recently made significant changes to our pricing policy. Accordingly, we have an extremely limited operating history on which you can base an evaluation of our company. Thus, period-to-period comparisons of our operating results are not particularly meaningful, and you should not rely on the results for any period as an indication of our future performance. We have experienced, and expect to continue to experience, seasonality in our user traffic, with lower traffic during the summer vacation and year-end holiday periods. Because our business model is new, we do not know if our results of operations are subject to seasonal fluctuations. We believe that revenue from classified advertising and other traditional recruiting services is generally lower in the months of July, November and December because of vacation periods and holiday seasons. As the online recruiting market develops, we believe that we may experience similar seasonal patterns or discover other seasonal patterns.

     We have a history of losses and at March 31, 1999, we had an accumulated deficit of approximately $8.4 million. We expect to continue to incur losses and negative cash flow for the foreseeable future. In addition, to foster our planned growth, we expect to continue to significantly increase our operating expenses in the areas of marketing, sales and technology.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 1999, AS COMPARED TO THE THREE MONTHS ENDED MARCH 31, 1998

     Revenues. Our revenues increased $748,000, or 935%, from $80,000 for the three months ended March 31, 1998 to $828,000 for the three months ended March 31, 1999. Revenues from upgrade fees grew from $25,000 to approximately $659,000. This increase primarily resulted from the growth of our direct sales force from five people as of March 31, 1998 to 32 people as of March 31, 1999, coupled with a more aggressive marketing campaign. During the same time frame, our advertising revenue grew from $55,000 to $169,000. This growth resulted from an increase in traffic to our web site over the same quarter last year, which enabled us to sell more advertising impressions.

     Costs of revenues. Our costs of revenues increased $7,000, or 39%, from $18,000 for the three months ended March 31, 1998 to $25,000 for the three months ended March 31, 1999. Costs of revenues increased primarily due to growth in traffic and content on our web site. However, as a percentage of revenue, our costs of revenues decreased from 23% for the three months ended March 31, 1998 to 3% for the comparable period in 1999. The decrease in costs as a percentage of revenues was primarily due to economies of scale.

     Marketing and selling expenses. Marketing and selling expenses increased $1.0 million, or 629%, from $159,000 for the three months ended March 31, 1998 to $1.2 million for the three months ended March 31, 1999. Marketing expenses increased $622,000, or 527%, from $118,000 for the three months ended March 31, 1998 to $740,000 for the three months ended March 31, 1999. This increase is primarily the result of aggressive advertising and marketing campaigns designed to attract more employers, recruiters and job seekers to our web site. Selling expenses increased $452,000, or 1,130%, from $40,000 for the three months ended March 31, 1998 to $492,000 for the three months ended March 31, 1999. This increase is primarily due to the addition of 27 direct sales personnel to our sales force from March 31, 1998 through March 31, 1999, and sales management and administrative personnel hired to support our sales effort.

     General and administrative expenses. General and administrative expenses increased $295,000, or 156%, from $189,000 for the three months ended March 31, 1998 to $484,000 for the three months ended March 31, 1999. The increase in these expenses was primarily due to the hiring of additional personnel, and accounting and professional fees incurred in connection with our year end audit and other organizational changes. We expect general and administrative expenses to continue to grow as we hire additional personnel and incur additional expenses to support the growth of our operations.

     Stock compensation expense. Stock compensation expense was $2.9 million for the three months ended March 31, 1999. During the three months ended March 31, 1999, we sold 271,167 shares of Class A preferred stock to certain executive officers, key employees and directors at $1.50 per share. In accordance with Accounting Principles Board Opinion No. 25, we recognized $2.5 million in compensation expense related to the difference between the purchase price and the estimated fair value of the shares of Class A preferred stock. Further, we recognized $339,000 of compensation expense related to option grants in the three months ended March 31, 1999.

     Depreciation and amortization. Depreciation and amortization increased $34,000, or 62%, from $55,000 for the three months ended March 31, 1998 to $89,000 for the three months ended March 31, 1999. The increase in depreciation was primarily the result of the purchase of additional capital equipment. The amortization expense remained relatively level and relates to goodwill of approximately $1.0 million created upon the formation of HeadHunters, L.L.C.

RESULTS FOR THE YEAR ENDED DECEMBER 31, 1998; THE TWO MONTHS ENDED DECEMBER 31, 1997;
  THE TEN MONTHS ENDED OCTOBER 31, 1997; AND THE YEAR ENDED DECEMBER 31, 1996

     Revenues. We generated revenues of $1.1 million for the year ended December 31, 1998, $30,000 for the two months ended December 31, 1997, $124,000 for the ten months ended October 31, 1997 and $190,000 for the year ended December 31, 1996. Our revenues consisted of upgrade fees of $462,000, $14,000, $42,000, and $0, banner advertising sales of $661,000, $16,000, $9,000 and $0, and consulting revenues of $0, $0, $52,000 and $184,000, respectively for such periods. The increase in revenues from upgrade fees and sales of banner advertising and the corresponding decrease in consulting revenues from 1996 through 1998 resulted primarily from the change from a web site development consulting business to an online recruiting business which commenced with the launch of our web site in October 1996. Our predecessor company generated revenues primarily from providing consulting services, which we no longer provide. As a result, we do not believe a comparison of our predecessor company's operating results to current operations is meaningful.

     Costs of revenues. Our costs of revenues were $87,000 for the year ended December 31, 1998, $3,000 for the two months ended December 31, 1997, $29,000 for the ten months ended October 31, 1997 and $0 for the year ended December 31, 1996. Costs of revenues grew primarily due to increased Internet connectivity and co-location expenses following the launch of our web site related to growth in content and traffic on our web site.

     Marketing and selling expenses. Our marketing and selling expenses were $2.7 million for the year ended December 31, 1998, $41,000 for the two months ended December 31, 1997, $23,000 for the ten months ended October 31, 1997 and $3,000 for the year ended December 31, 1996. The substantial increase in these expenses beginning in late 1997 relates primarily to the development of our sales force and increased advertising spending.

     General and administrative expenses. Our general and administrative expenses were $1.7 million for the year ended December 31, 1998, $126,000 for the two months ended December 31, 1997, $96,000 for the ten months ended October 31, 1997 and $52,000 for the year ended December 31, 1996. The increase in these expenses in 1998 from prior periods was primarily due to our hiring of additional personnel and accounting and professional fees incurred in connection with our previously contemplated initial public offering.

     Depreciation and amortization. Our depreciation and amortization expenses were $277,000 for the year ended December 31, 1998, $42,000 for the two months ended December 31, 1997, $10,000 for the ten months ended October 31, 1997 and $7,000 for the year ended December 31, 1996. The increase in depreciation expense in 1998 and the two months ended December 31, 1997 was primarily the result of our purchase of additional capital equipment, and the increase in amortization expense in such periods primarily relates to goodwill of approximately $1.0 million created upon the formation of HeadHunters, L.L.C.

     Other income (expense). Other income (expense) was $(442,000) for the year ended December 31, 1998, $6,000 for the two months ended December 31, 1997, $(800) for the ten months ended October 31, 1997 and $200 for the year ended December 31, 1996. The increase in other loss in 1998 was primarily the result of increased interest expense related to the warrant issued to ITC and increased outstanding balance under the credit facility with ITC.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth unaudited statement of operations data for our five most recent quarters. This quarterly information has been derived from our unaudited financial statements and, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods covered. The quarterly data should be read in conjunction with our financial statements and related notes. The operating results for any quarter are not necessarily indicative of the operating results for any future period.

                                                             THREE MONTHS ENDED
                                     ------------------------------------------------------------------
                                     MARCH 31,   JUNE 30,    SEPTEMBER 30,   DECEMBER 31,    MARCH 31,
STATEMENT OF OPERATIONS DATA:          1998        1998          1998            1998          1999
-----------------------------        ---------   ---------   -------------   ------------   -----------
Revenues...........................  $  79,569   $ 198,482    $   392,577    $   429,240    $   828,027
Costs and expenses:
  Costs of revenues................     18,220      19,319         26,201         23,223         25,433
  Marketing and selling............    158,549     349,831      1,220,301        990,649      1,232,352
  General and administrative.......    189,018     478,373        687,851        359,514        492,270
  Stock compensation expense.......         --      32,705         95,113         77,756      2,861,676
  Depreciation and amortization....     55,080      63,003         74,062         84,561         88,895
                                     ---------   ---------    -----------    -----------    -----------
Total costs and expenses...........    420,867     943,231      2,103,528      1,535,703      4,700,626
                                     ---------   ---------    -----------    -----------    -----------
Operating loss.....................   (341,298)   (744,749)    (1,710,951)    (1,106,283)    (3,872,599)
Other income (expense).............      7,533          11       (165,683)      (284,268)        (9,423)
                                     ---------   ---------    -----------    -----------    -----------
Net loss...........................  $(333,765)  $(744,738)   $(1,876,634)   $(1,390,731)   $(3,882,022)
                                     =========   =========    ===========    ===========    ===========

     Our quarterly revenue and results of operations may fluctuate significantly from quarter to quarter, which may cause the price of our common stock to fall substantially if they do not match the expectations of investors or securities analysts. Factors which may cause these fluctuations include the demand for our services, the cancellation of significant numbers of customer accounts, changes in our pricing policies, the introduction of new services by us or our competitors, seasonal trends in user traffic, the hiring cycles of employees and costs associated with acquisitions of businesses or technologies.

LIQUIDITY AND CAPITAL RESOURCES

     From our inception until November 1997, we financed our operations primarily through revenue generated from providing web site development consulting services. Since November 1997, we have financed our operations and capital needs principally from an equity investment by and borrowings from ITC. In January 1999, we agreed to convert $3.5 million of outstanding principal under a revolving credit facility with ITC into 2,333,333 shares of our Class A preferred stock. At that time, we also paid in cash approximately $100,100 of accrued and unpaid interest under the facility. On January 28, 1999, we entered into a loan and security agreement with ITC under which ITC provides a revolving line of credit of up to $3.0 million. As of March 31, 1999, the outstanding balance borrowed against the line of credit facility was $800,000, with remaining available borrowings of $2.2 million. All outstanding amounts under this facility will be repaid at the closing of this offering and the facility will terminate. See "Use of Proceeds." In addition, during the quarter ended March 31, 1999, some of our officers and directors purchased approximately $400,000 of our Class A preferred stock. As of March 31, 1999, we had approximately $166,000 in cash.

     Net cash used in operating activities was $1.2 million for the quarter ended March 31, 1999 and $3.6 million for the year ended December 31, 1998. Net cash used in operating activities primarily consisted of the net loss for the periods and increases in accounts receivable.

     Capital expenditures were approximately $100,000 for the quarter ended March 31, 1999 and $434,000 for the year ended December 31, 1998. The majority of the capital purchases relate to telecommunications and computer equipment to build our network infrastructure and office furniture to accommodate our increased personnel. We currently have no material commitments for capital expenditures other than in the ordinary course of business.

     We have incurred losses and negative cash flows from operations since inception as a result of efforts to build out our network infrastructure, increase staffing, and develop our systems. We currently estimate that our working capital generated from operations, our borrowing capacity on the revolving line of credit, and the net proceeds of the offering will be sufficient to meet our anticipated operating and capital expenditure needs for at least the next 12 months. After this period of time, we may need to seek to raise additional funds through borrowings or the issuance of equity or debt securities.

     Our ability to grow will depend in part on our ability to expand and improve our Internet operations, the effectiveness of our sales and marketing efforts, and our customer support capabilities. We may need to raise additional funds in order to take advantage of new opportunities, to react to unforeseen difficulties or to otherwise respond to competitive pressures. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our existing shareholders will be reduced, shareholders may experience additional dilution, and such securities may have rights, preferences or privileges senior to those of our common stock.

YEAR 2000 READINESS DISCLOSURE

     The year 2000 issue refers to the potential failures that computer systems may incur as a result of the date change from 1999 to 2000, such as the inability of such computer systems to properly recognize date-sensitive data resulting in the creation of erroneous information or system failure. These problems generally arise from the fact that most computer hardware and software has historically used only two digits to identify the year in a date, often meaning that the computer will recognize a code of "00" as the year 1900 rather than the year 2000.

  State of Readiness

     Our overall plan to achieve year 2000 readiness includes the following phases: (1) assessment of repair requirements, which includes creating awareness of the issue throughout our company and assessment of all systems, significant business processes and external interfaces and dependencies; (2) remediation, which includes updating or modifying systems which are identified as critical to our efforts to become year 2000 ready; (3) testing, which includes the testing of systems which have been altered or replaced as part of our efforts to become year 2000 ready; and (4) contingency planning.

     We have substantially completed our assessment phase, including the determination of whether the system we were reviewing was: (1) internally developed; (2) a third party system critical to our operations or (3) a non-critical system or piece of software or hardware. We have tested all internally developed systems to ensure year 2000 readiness. We have confirmed that most of our critical third party products or services are either year 2000 compliant or that information and assistance is available to ensure compliance, which we intend to test and complete by August 30, 1999. We believe that none of our non-critical systems or software provide a material risk of significant year 2000 related disruptions, but we will continue to review and update these systems and software as additional information becomes available or as revisions are distributed. In conducting this review, we recognized that some of our hardware contains embedded processors. In general, we are vulnerable to a significant supplier's or vendor's inability to remedy its own year 2000 issues. We cannot assure you that the software and hardware provided by third parties will be year 2000 ready in a timely manner.

  Risks

     Our failure to correct a material year 2000 problem could result in an interruption in, or a failure of, normal business activities or operations. Presently, however, we perceive that our most reasonably likely worst case scenario related to the year 2000 is associated with potential concerns with third party services or products.

     In order for users to access our web site through the Internet, we are dependent upon Internet service providers, providers of telecommunication and data services, government agencies, utility companies, and other third party service providers over which we can assert little control. If any of these entities fail to correct their year 2000 issues, our users may be unable to access our web site, and our operations would suffer.

     To date, we have not incurred any material expenses in connection with our assessment, remediation or testing of our program to achieve year 2000 readiness. We also have not identified any business activity that we believe will suffer a material disruption as a result of a year 2000 related event. We expense as incurred all costs associated with our year 2000 compliance program.

  Contingency Plans

     We intend to develop contingency plans for significant business risks that might result from year 2000 related events. As noted above, we have not identified any specific business activity that we believe will be materially at risk of significant year 2000 related disruptions. As we identify specific risks to our operations, we plan to develop contingency plans to address such risks.

     The estimates and conclusions included in this discussion contain forward-looking statements and are based on our management's best estimates of future events. Our expectations about risks, future costs and the timely completion of our required year 2000 modifications may turn out to be incorrect and any variance from these expectations could cause actual results to differ materially from our above discussion. Factors that could influence risks, amount of future costs and the effective timing of remediation efforts include our success in identifying and correcting potential year 2000 issues and the ability of third parties to address their year 2000 issues. The discussion above is a "Year 2000 Readiness Disclosure" as defined in the Year 2000 Information and Readiness Disclosure Act of 1998.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISKS

     We believe our exposure to market risks is immaterial. We hold no market risk sensitive instruments for trading purposes. At present, we do not employ any derivative financial instruments, other financial instruments or derivative commodity instruments to hedge any market risks and we do not currently plan to employ them in the future.

RECENT ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board has issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which must be adopted by the year 2000. This statement establishes accounting and reporting standards for derivative instruments -- including certain derivative instruments embedded in other contracts -- and for hedging activities. Adoption of this statement is not expected to have a material impact on our financial statements.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. This statement requires capitalization of certain costs of internal-use software. Adoption of this statement is not expected to have a material impact on our financial statements.

                                    BUSINESS

GENERAL

     We provide a leading online recruiting service to employers, recruiters, and job seekers via our web site at www.headhunter.net. Our web site enables employers and recruiters to advertise job opportunities and review resumes and enables job seekers to identify, research and evaluate a broad range of job opportunities. We believe that we provide a superior online recruiting service to employers, recruiters and job seekers based on the benefits our service provides to each of them.

     We provide employers and recruiters with:

     - access to a large number of qualified job seekers -- as evidenced by our average of over 100,000 unique users per business day during May 1999;

     - an innovative pricing model that enables employers and recruiters to improve the placement and increase the exposure of advertised job opportunities through our upgrade service; and

     - the ability to track, measure and analyze the results of their online recruiting efforts through detailed statistics we provide in billing statements and in real-time on our web site.

     Advantages from our web site to job seekers include:

     - detailed and current information regarding a large number of geographically dispersed job opportunities representing a wide variety of industries and occupations;

     - access to job opportunities posted by recruiters, as well as employers, which increases the breadth of available job opportunities;

     - its ease of use and functionality; and

     - the ability to conduct highly focused job searches using our advanced search capabilities.

     Based on data compiled by interbiznet.com in its 1999 Electronic Recruiting Index, our web site ranked first in "Customer Satisfaction," "Quality" and "Quality of Resumes Generated" among recruiting web sites that feature job opportunities from multiple industries, including sites such as Monster.com, HotJobs.com and CareerBuilder.com.

THE MARKET OPPORTUNITY

     According to industry sources, businesses in the United States spent in excess of $13 billion in 1997 to hire new employees by advertising job openings in newspapers and by hiring recruitment search firms. We believe that factors such as the increasing labor shortage and employee turnover are forcing employers to increase spending for recruiting efforts in order to maintain and grow their workforce.

     The Internet has emerged as a global mass communications medium enabling millions of people worldwide to share information, communicate and conduct business electronically. International Data Corporation projects that the number of individual users online will grow from 69 million in 1997 to 320 million by 2002. This growth is a result of several factors, including the continued increase in personal computer use in the home and at the office, the development of easier and faster ways to access the Internet, and the increase in information, services and capabilities provided on the Internet.

     We believe that the demand for recruiting services generally, coupled with the rapid increase in online users, has made the Internet an attractive medium for online recruiting. Forrester Research estimates that the size of the online recruiting market will increase from $105 million in 1998 to $1.7 billion by 2003. We believe that online recruiting has a number of advantages over traditional means of recruiting and job searching because it:

     - is interactive, allowing immediate links to additional information;

     - provides information about local and geographically dispersed job seekers and job opportunities;

     - allows employers, recruiters and job seekers to conduct more focused searches;

     - allows employers, recruiters and job seekers to research and gather information anonymously;

     - is more cost-effective; and

     - is accessible at any time by employers, recruiters and job seekers.

     As Internet usage becomes more widespread, we expect companies from a broad range of industries to increase their online recruiting efforts. As the demand for online recruiting services expands, we believe employers and recruiters will increasingly deploy their online recruiting efforts in the most efficient manner possible. Currently, employers and recruiters advertising job opportunities across several geographic regions or industries are likely to post these job opportunities on multiple recruiting web sites. Each web site offers these employers or recruiters different services and varying degrees of control to manage their online recruiting. As a result, they must spend significant time and resources to manage numerous relationships and understand various technologies and posting processes. We believe that employers and recruiters will increasingly utilize only those online recruiting services that enable them to access a large number of qualified job seekers and exercise a high degree of control over the exposure of their job opportunities.

THE HEADHUNTER.NET SOLUTION

     We believe that we provide a superior online recruiting service to employers, recruiters and job seekers by providing them a wide array of benefits. These include the following:

     A Large Number of Qualified Job Seekers. We believe that employers and recruiters consider access to a large number of qualified job seekers a critical factor in determining which online recruiting service to use. Our online recruiting service attracts a large number of qualified job seekers. During May 1999, our web site averaged over 100,000 unique users and more than 1.2 million page views per business day. Based on data compiled by interbiznet.com in its 1999 Electronic Recruiting Index, our web site ranked first in "Quality of Resumes Generated" among recruiting web sites that feature job opportunities from multiple industries. In addition, based on Media Metrix statistics for April 1999, our web site rated first in terms of average unique pages viewed per user, average minutes spent per user on the site and return traffic, when compared to web sites that feature job opportunities from multiple industries.

     Employers and Recruiters Can Improve the Placement and Increase Exposure of Their Job Opportunities. Due to the breadth of job opportunities posted on our web site, a single focused job search can return numerous job opportunities on several pages. In order to enhance the visibility of their job opportunities, we enable employers and recruiters to improve their placement in a search result by purchasing upgrades. We list job postings in a search result according to the amount of upgrade fees paid for each job opportunity. The higher the upgrade fee paid for a job opportunity, the closer to the top of the list it appears in a search result. Our data shows that job seekers view upgraded job opportunities more than twice as often as those not upgraded. These upgrades are purchased in 30-day increments for an additional fee and can be increased at any time. We believe these upgrade services provide employers and recruiters with a high degree of flexibility to manage their online recruiting needs.

     Employers and Recruiters Can Track, Measure and Analyze Results of Their Online Recruiting Efforts. We provide employers and recruiters with information in their monthly billing statement regarding the number of times (1) each of their job opportunities was retrieved by a job search, (2) the page containing each of their job opportunities was viewed, (3) job seekers "clicked-through" for more information on their job opportunities, and (4) job seekers responded online to their job opportunities. Employers and recruiters may also access current information through our web site regarding click-throughs and responses and can use this information to frequently evaluate the results of each job opportunity posted and to better manage their online recruiting needs.

     Breadth of Job Opportunities Available on Our Web Site. We enable employers, recruiters and job seekers to fulfill their recruiting and job search needs through a single web site. Our web site provides information regarding a large number of geographically diverse job opportunities representing a wide variety of industries and occupations. We provide access to job opportunities posted by recruiters, as well as employers, which increases the breadth of available job opportunities.

     Ease of Use and Functionality of Our Web Site. We make the process of posting job opportunities and searching for jobs on our web site easy, fast and secure. Based on data compiled by interbiznet.com, our web site ranked first in terms of "Ease of Use of the Posting Process" among recruiting web sites that feature job opportunities from multiple industries. Employers and recruiters can post job opportunities and instantly update them online, eliminating delays associated with paperwork and telephone or facsimile confirmations. This allows employers and recruiters to better manage their online recruiting needs because they can post job opportunities quickly and adjust them at any time.

     Advanced Search Capabilities On Our Web Site. We believe we provide employers, recruiters and job seekers with the most extensive searching capabilities in the online recruiting industry, allowing them to conduct more efficient and focused searches. Employers and recruiters can search resumes and job seekers can search job opportunities using a wide array of search criteria including keyword, job type, education, geographic location and compensation.

OUR GROWTH STRATEGY

     Our objective is to be the leading provider of online recruiting services to employers and recruiters. The key elements of our strategy to accomplish this objective include the following:

     Increase Awareness of the HeadHunter.NET Brand. We plan to increase awareness of the HeadHunter.NET brand through an aggressive marketing campaign that combines online and traditional advertising, direct marketing and strategic relationships. Building the HeadHunter.NET brand is important to our success because we believe it will increase the number of job seekers using our online recruiting service and, as a result, we believe that employers and recruiters will be more willing to use our services. We also believe that increasing the awareness of our brand among employers and recruiters will increase the effectiveness of our sales efforts. We plan to use a significant portion of the proceeds from this offering to support our branding efforts.

     Aggressively Expand Our Sales Force. We plan to rapidly expand our direct sales and telesales efforts by increasing the size of our existing sales force in Atlanta and Chicago and opening additional sales offices in major metropolitan areas, such as Boston, Dallas, Los Angeles, New York City, San Francisco and Washington, D.C., in order to further penetrate those markets. We believe that local market presence gives us a better understanding of that market's particular recruiting needs.

     Enhance Web Site Functionality. We believe that our web site currently provides an easy, efficient, secure and cost-effective method of conducting online recruiting. Employers and recruiters can post job opportunities and update or change them in real-time. We intend to add enhancements that increase the functionality of our web site for employers and recruiters. Additionally, we intend to enhance the design and functionality of our web site so that job seekers can conduct faster, more focused and more accurate searches.

     Develop Alternative Channels of Distribution Through Strategic Relationships. We have entered into and continuously evaluate strategic relationships as a means to increase traffic to our web site, enhance visibility of job opportunities, increase awareness of the HeadHunter.NET brand, and provide marketing and promotional opportunities. For example, we plan to establish strategic relationships with industry specific web sites.

     Pursue Strategic Acquisitions of Complementary Businesses and
Technologies. We plan to evaluate possible acquisitions of complementary businesses, products and technologies. We will explore acquisition or investment opportunities if we believe they will enable us to accelerate our growth, add new content, develop new technologies or penetrate new markets. We do not currently have any commitments or understandings for any acquisitions or investments.

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

OUR SERVICES

     We offer three paid services, which enable employers and recruiters to: (1) post job opportunities; (2) upgrade job postings; and (3) access recently submitted or reserved resumes. We also allow job seekers to post their resumes and access our database of job opportunities free of charge.

  Services to Employers and Recruiters.

     Posting Job Opportunities. Employers and recruiters post job opportunities on our web site for a minimum of 30 days. They can post job opportunities and instantly update, change or remove them online without delay. Each job posting is available to the large number of qualified job seekers who use our web site and is also cross-posted to other web sites with which we have relationships. Employers and recruiters who post job opportunities with us can access statistics online regarding click-throughs and responses and can use this information to quickly evaluate the results of any posted job opportunity. They can also receive online applications from job seekers who respond to job opportunities posted on our web site.

     Upgrading Job Opportunities. Due to the breadth of job opportunities on our web site, a single focused job search can return numerous job opportunities on several pages. In order to enhance the visibility of their job opportunities, we enable employers and recruiters to improve their placement in a search result by purchasing upgrades. We list job postings in a search result according to the amount of upgrade fees paid for each job opportunity. The higher the upgrade fee paid for a job opportunity, the closer it appears to the top of the list in a search result. Our data shows that job seekers view upgraded job opportunities more than twice as often as those not upgraded. These upgrades are purchased in 30-day increments for an additional fee and can be increased at any time. We believe this service provides employers and recruiters with a high degree of flexibility to manage their online recruiting needs.

     VIP Resume Reserve. We hold all resumes in our VIP Resume Reserve for seven days before we post them for general review on our web site. The reserve also contains resumes that job seekers specifically request to remain in the reserve instead of being posted for general review. Employers and recruiters can purchase access to our VIP Resume Reserve for periods of three months or one year for an additional fee.

     Employers and recruiters can purchase our services through one of the following accounts:

     - easeEPost. easeEPost allows employers and recruiters immediate access to any of our services online using a credit card. This completely automated account is designed for employers and recruiters with occasional recruiting needs. Employers and recruiters pay a monthly fee for job postings and upgrades, and an annual or quarterly fee for access to the VIP Resume Reserve.

     - Reach Hire. Reach Hire provides employers and recruiters with a package of services tailored to meet their needs. This service is designed for employers and recruiters that regularly post multiple job opportunities on our web site. Reach Hire participants receive monthly billing statements containing statistical information that they can use to track and measure the success of their online recruiting efforts. In addition, we provide Reach Hire participants with a link from their job posting to their web site, so that job seekers can easily click-through for more information about them. Employers and recruiters using this service may also establish company profiles containing key information about them, which job seekers may access from a job posting. Through our Reach Hire service, employers and recruiters can also establish job banks listing all of their job opportunities posted on our web site. In addition, they can automatically post a large number of job opportunities on our web site at one time. Reach Hire participants pay a negotiated monthly fee for the package of services they choose.

  Services to Job Seekers.

     Job seekers may post their resumes and conduct searches free of charge. We believe this attracts a large number of job seekers who explore, evaluate and compare job opportunities on our web site, making our web site a valuable tool for employers and recruiters to reach job seekers. Job seekers can also request
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

that we hold their resume in the VIP Resume Reserve to be viewed only by those employers and recruiters who choose to purchase that service. We offer an online monthly newsletter called CareerBytes, which provides online career advice and information for job seekers.

OUR WEB SITE

     [Graphics showing web pages relating to employers and recruiters, and job seekers]

OUR CUSTOMERS

     Our customers are employers and recruiters who have a large number of geographically dispersed job opportunities representing a wide variety of industries and occupations. At June 15, 1999, approximately 3,300 employers and recruiters were paying for our online recruiting services. Our customers have month-to-month accounts and typically do not sign long-term agreements for our services. No single customer accounts for 5% or more of our revenues.

SALES AND SUPPORT SERVICES

     As of May 31, 1999, we employed 35 full-time sales personnel located in Atlanta and Chicago. We plan to rapidly expand our direct sales and telesales efforts by increasing the size of our existing sales force in Atlanta and Chicago and opening additional sales offices in major metropolitan areas, such as Boston, Dallas, Los Angeles, New York City, San Francisco and Washington, D.C., in order to further penetrate those markets.

     Our sales force engages in a blend of direct sales and telesales to reach prospective employers and recruiters. We work closely with employers and recruiters in order to customize service packages to meet their online recruiting needs. By taking a consultative approach, we believe that we are able to build and maintain stronger relationships with the employers and recruiters that utilize our services. The majority of our sales to date have been through telesales. Telesales is an effective sales method because our sales representatives and prospective customers can simultaneously view our web site while our sales representatives explain and demonstrate its use and features. Because we believe that local market presence gives us a better understanding of that market's particular recruiting needs, we plan to place a greater emphasis on direct sales as we increase the number of our sales personnel and open new sales offices.

     We believe that one of the most important services our sales personnel provides to employers and recruiters is ongoing consulting services. Our sales staff consults regularly with employers and recruiters to customize our service offerings to meet their recruiting needs. We compensate our sales personnel for maintaining and expanding relationships with the employers and recruiters who already use our web site.

     We believe that our support services are a key component in attracting and retaining employers, recruiters and job seekers. We solicit questions and feedback from employers, recruiters and job seekers who use our web site, and our support staff responds by e-mail to inquiries concerning technical aspects of our web site and service offerings. We also provide telephone support to employers and recruiters regarding our service offerings, billing and technical aspects on our web site.

ADVERTISING AND MARKETING

     Our advertising and marketing strategy is designed to establish www.headhunter.net as the leading recruiting web site. We use multiple channels to advertise, market and promote our web site, including online advertising, traditional advertising and direct marketing. We plan to use a significant portion of the proceeds of this offering to increase our advertising and marketing efforts through each of these channels. See "Use of Proceeds."

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

  Online Advertising

     We advertise online to increase market awareness of the HeadHunter.NET brand. We advertise on web sites of major Internet content providers, including America Online, AltaVista, Lycos, Excite and GoTo.com, that enable us to target potential job seekers and allow them to click-through to www.headhunter.net. We also purchase keyword targeted banners and permanent buttons or links to our web site whenever they are available at reasonable rates. Generally, our agreements to purchase advertising are short-term and we receive a guaranteed number of banner advertisement impressions for a fixed fee.

  Traditional Advertising

     We believe that traditional advertising is also an effective means of increasing awareness of the HeadHunter.NET brand and attracting employers, recruiters and job seekers. Our traditional advertising efforts have included:

     - advertisements in recruitment magazines, information technology consumer magazines and specialty newspapers;

     - advertisements on billboards and truck and bus exteriors; and

     - radio traffic report sponsorships.

     Having run successful pilot programs in targeted metropolitan areas, we plan to expand our billboard advertising and radio traffic report sponsorships in these and other metropolitan markets later this year.

  Direct Marketing

     Our direct marketing efforts include direct mail, fax and e-mail campaigns aimed at human resources executives, recruiters and recruitment advertising agencies. We also publish two monthly newsletters via e-mail, CareerBytes for job seekers and Hireadigm for employers and recruiters. In addition, we actively market at trade shows, job seminars and career fairs to reach employers and recruiters and inform them of the benefits of our web site.

TECHNOLOGY

     We use an internally developed software system that is scalable and specifically designed to support a high volume of web site traffic and searches, as well as immediate additions, modifications and deletions of job opportunities and resumes. We deliver content from our web servers to the Internet via leased high speed telecommunications lines from Pentium-based servers installed at multiple locations. We contract co-location services from third party providers. We maintain location redundancy such that in the event one location experiences service interruption, the delivery speed of our web site will not be significantly impacted.

     We route requests for information from our web site to the closest server with available capacity. This architecture balances the user load across diverse geographic locations and provides fault tolerance. We route requests for information away from any location that may be suffering from a network outage. This architecture allows our web site to remain available 24-hours-a-day, seven-days-a-week. If any server needs routine maintenance, we can temporarily route requests for information to alternate servers.

     We distribute job opportunities and resumes submitted to our web site to all of our servers simultaneously, using an internally developed proprietary technology. This technology is essential to maintaining consistency across a collection of geographically dispersed parallel servers while still providing employers, recruiters and job seekers with immediate access to new and changing job opportunities and resumes.

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

COMPETITION

     The market for online recruiting services is relatively new, intensely competitive and rapidly evolving. There are minimal barriers to entry, and current and new competitors can launch new web sites and add content at relatively low costs within relatively short time periods. We expect competition to persist and intensify and the number of competitors to increase significantly in the future. We compete against other online recruiting services, as well as corporate Internet sites, and not-for-profit web sites operated by individuals, educational institutions and governments. In addition to this online competition, we compete against a variety of companies that provide similar content through one or more media, such as classified advertising, radio and television. Many of our current and potential competitors have significantly greater financial, technical and marketing resources, longer operating histories, better name recognition and more experience than we do. Many of our competitors also have established relationships with employers, recruiters and other job posters.

     To compete successfully, we must attract more employers, recruiters and job seekers, and generate fees. The competitive factors attracting employers, recruiters and job seekers to our web site include the quality of presentation and the relevance, timeliness, depth and breadth of recruiting information and services offered on, and the ease of use of, our web site. The competitive factors also include, among others, the fees charged to list job opportunities, the cost of upgrades and other services and the cost and accessibility of similar services through the Internet or competing media. Our competitors' services may be sufficiently attractive to employers, recruiters and job seekers to dissuade them from using our web site. If we are unable to attract a significant number of employers, recruiters and job seekers to our web site, our business, financial condition and results of operations will suffer.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

     There is an increasing number of laws and regulations pertaining to the Internet, including laws or regulations relating to user privacy, liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy and domain name registration. Moreover, the applicability to the Internet of existing laws governing issues such as intellectual property ownership and infringement, copyright, patent, trademark, trade secret, obscenity, libel, employment and personal privacy is uncertain and developing.

     Privacy Concerns. Government agencies are considering adopting regulations regarding the collection and use of personal identifying information obtained from individuals when accessing web sites. While we have implemented and intend to implement additional programs designed to enhance the protection of the privacy of its users, these programs may not conform to any regulations adopted by these agencies. In addition, these regulatory and enforcement efforts may adversely affect our ability to collect demographic and personal information from users, which could have an adverse effect on our ability to provide advertisers with demographic information. The European Union has adopted a directive that imposes restrictions on the collection and use of personal data. The directive could impose restrictions that are more stringent than current Internet privacy standards in the United States. The directive may adversely affect the activities of businesses that engage in data collection from users in European Union member countries.

     Domain Names. Domain names are the user's Internet "addresses." The current system for registering, allocating and managing domain names has been the subject of litigation and of proposed regulatory reform. Although we have applied to register "HeadHunter.NET" as a trademark, third parties may bring claims for infringement against us for the use of this trademark. There can be no assurance that our domain name will not lose its value, or that we will not have to obtain entirely new domain names in addition to or in lieu of our current domain names if reform efforts result in a restructuring in the current system.

     Jurisdictions. Due to the global nature of the Internet, it is possible that, although our transmissions over the Internet originate primarily in Atlanta, the governments of other states and foreign countries might attempt to regulate our business activities. In addition, because our service is available over the
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

Internet in multiple states and foreign countries, these jurisdictions may require us to qualify to do business as a foreign corporation in each of these states or foreign countries, which could subject us to taxes and other regulations.

INTELLECTUAL PROPERTY

     Our success and ability to compete depends significantly on our internally developed proprietary technology and on our brand and marks. We rely upon trademark, patent and other intellectual property laws, and on confidentiality and non-disclosure agreements with our employees and third parties to establish and protect our proprietary rights. We have obtained a federal registered mark for "HeadHunters," and we have a pending federal trademark application for "HeadHunter.NET." We have also made U.S. patent applications on our proprietary variable pricing program. We cannot assure you that any of our trademark registrations or patent applications will be approved or granted or, if granted, that they will not be successfully challenged by others or invalidated through administrative process or litigation. If our registration of HeadHunter.NET is not approved or granted due to the prior issuance of trademarks to third parties or for other reasons, there can be no assurance that we will be able to enter into arrangements on commercially reasonable terms to allow us to continue to use that trademark.

     In addition, we seek to protect our proprietary rights through the use of confidentiality agreements with employees, consultants, advisors and others. We cannot assure you that these agreements will provide adequate protection for our proprietary rights if there is any unauthorized use or disclosure of our proprietary information or if our employees, consultants, advisors or others fail to maintain the confidentiality of our proprietary information. We also cannot assure you that our proprietary information will not otherwise become known, or be independently developed, by competitors.

EMPLOYEES

     As of May 31, 1999, we had 64 full-time employees, most of whom are based at our executive offices. Of these employees, 41 are in sales and marketing, 15 are in technology and operations and eight are performing general and administrative functions. None of our employees are represented by a labor union and we consider our employee relations to be good.

FACILITIES

     Our executive offices are located in Norcross, Georgia, at 6410 Atlantic Boulevard. We believe that our current executive office space will be adequate for our needs for the remainder of 1999. We are currently evaluating lease options for additional executive office space to accommodate our needs after 1999. We also sublease office space in Chicago, Illinois, and we plan to evaluate lease options for additional office space to expand our direct sales and telesales efforts in select major metropolitan markets. See "Use of Proceeds" and "Certain Transactions."

LEGAL PROCEEDINGS

     We are not currently a party to any legal proceedings. From time to time, we may be subject to legal proceedings and claims in the ordinary course of business. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

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

                                   MANAGEMENT

EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS

     The following table sets forth specific information regarding our executive officers, key employees and directors as of the date of this prospectus:

NAME                                   AGE    CLASS(1)                       POSITION
----                                   ---    ---------                      --------
William H. Scott, III(2).............  51        III       Chairman of the Board and Director
Robert M. Montgomery, Jr.............  41          I       President, Chief Executive Officer and
                                                           Director
Warren L. Bare.......................  32        III       Vice Chairman of the Board and Director
Mark W. Partin.......................  31         --       Chief Financial Officer and Assistant
                                                           Secretary
Judith G. Hackett....................  39         --       Senior Vice President -- Marketing
James R. Canfield....................  40         --       Vice President of Sales
C. Eric Presley......................  32         --       Vice President of Technology
Mark W. Fouraker.....................  37         --       Vice President of Operations
Burton B. Goldstein, Jr.(2)(3).......  51          I       Director
Donald W. Weber(3)...................  62         II       Director
J. Douglas Cox(3)....................  48         II       Director
Michael G. Misikoff(2)...............  46          I       Director
Kimberley E. Thompson................  41         II       Director and Secretary

---------------
(1) Class II term expires at the annual meeting of shareholders in 2000, Class III term expires at the annual meeting of shareholders in 2001, and Class I term expires at the annual meeting of shareholders in 2002.

(2) Member of the Compensation Committee.

(3) Member of the Audit Committee.

     William H. Scott, III has served as a director of HeadHunter.NET since October 1997 and became Chairman of the board of directors in July 1998. Since December 1991, Mr. Scott has served as President of ITC Holding Company, Inc., a diversified telecommunications and technology holding company and principal shareholder of HeadHunter.NET, and has served on its board of directors since May 1989. Mr. Scott serves as a director of Powertel, Inc., a wireless telecommunications services company; KNOLOGY Holdings, Inc., a broadband telecommunications services provider; Mindspring Enterprises, Inc., an Internet service provider; ITC'DeltaCom, Inc., a regional telecommunications services provider; Innotrac Corporation, a provider of customized technology-based marketing and support services; and nFront, Inc., a provider of full-service Internet banking solutions for community banks.

     Robert M. Montgomery, Jr. has served as a director of HeadHunter.NET since January 1998, our President since January 1999 and our Chief Executive Officer since March 1999. Since 1992, Mr. Montgomery has served as a Vice President of ITC Holding Company, Inc. In 1991, Mr. Montgomery founded InterCall, Inc., a teleconferencing company and a wholly-owned subsidiary of ITC Holding Company, Inc., and served as its President and Chief Executive Officer until April 1999. From 1993 to April 1999, Mr. Montgomery has served as Chairman of the Board and a director of InterCall's United Kingdom division. From 1986 to 1991, Mr. Montgomery served in various capacities with Telecom USA (which was purchased by MCI Communications Corp.), including President of the Conference Calling Division. Currently, Mr. Montgomery serves as a director of InterCall, Inc.

     Warren L. Bare founded HeadHunter.NET in October 1995 and has served as a member of our board of directors since inception. Mr. Bare has served as our Vice Chairman of the board since March 1999 and currently serves as a consultant to HeadHunter.NET. From October 1995 to January 1999, Mr. Bare served as our President and from October 1995 to March 1999, Mr. Bare served as our Chief Executive Officer. From 1992 to October 1995, Mr. Bare served as the Director of Technology at United Systems,

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

Inc., an Atlanta-based software development and consulting company. Prior to 1992, Mr. Bare held management and technical positions at Progress Software Corporation and Computer Advisory Services.

     Mark W. Partin has served as our Chief Financial Officer and Assistant Secretary since May 1999. From 1997 to 1999, Mr. Partin served as Vice President of Finance at Sunchoice Medical Supply, Inc., a national medical supply company. From 1995 to 1997, Mr. Partin was controller/director of mergers and acquisitions for Williams Group International, a diversified holding company. From 1991 to 1995, Mr. Partin worked in the audit and operational consulting divisions of Arthur Andersen LLP. Mr. Partin is a certified public accountant.

     Judith G. Hackett has served as our Senior Vice President -- Marketing since May 1998. From 1995 to 1998, Ms. Hackett was the Senior Vice
President -- Advertising and Marketing with TBS Superstation, Inc., a national cable network. From 1994 to 1995, Ms. Hackett was General Marketing Manager and Creative Director of a CBS affiliate television station, WOIO in Cleveland, and from 1988 to 1994 she served as its Creative Services Director while it was part of the FOX broadcasting network.

     James R. Canfield has served as our Vice President of Sales since September 1998. From May 1998 to August 1998, Mr. Canfield served as Vice President of Sales and Marketing for Abaxis, Inc., a manufacturer of point-of-care blood analyzers. From December 1994 to May 1998, Mr. Canfield served in various positions, including Director of Sales, Director of Marketing, Vice President of Sales and Marketing Idexx Informatics, and Vice President/General Manager Idexx Veterinary Services at Idexx Laboratories, Inc., a manufacturer and distributor of animal health diagnostic products. From December 1989 to December 1994, Mr. Canfield served as Area Manager Microscan Division, Area Vice President Baxter Diagnostics and Region Vice President Baxter Distribution for Baxter Healthcare Corporation, a multinational medical products company.

     C. Eric Presley has served as our Vice President of Technology since October 1998. From December 1997 to April 1998, Mr. Presley served as our Manager of Technology and from April 1998 to October 1998, he served as our Director of Technology. From 1993 to 1997, Mr. Presley held several positions at Advance Technology Corporation, a technology solutions provider, including Senior Consultant and System Architect. From 1988 to 1993, Mr. Presley was Lead Developer at Northern Telecom Limited, a global communications network solutions provider.

     Mark W. Fouraker has served as our Vice President of Operations since October 1998. From April 1998 to October 1998, Mr. Fouraker served as our Director of Operations. In 1989, Mr. Fouraker co-founded Advance Technology Corporation and, from that time until April 1998, he held several positions there including Director of Systems Architecture, Vice President of Operations and Director of Information Technology. From 1988 to 1989, Mr. Fouraker served as Manager of Technical Services for Canada Dry/ Sunkist, a diversified soft drink company. From 1985 to 1988, Mr. Fouraker was an Information Systems Coordinator with the Georgia Institute of Technology.

     Burton B. Goldstein, Jr. has served as a director of HeadHunter.NET since July 1998. Mr. Goldstein is currently President of netWorth Partners, LLC, an Internet venture capital fund. Mr. Goldstein co-founded Information America, Inc., an online information services company in 1982, and served as its President from November 1982 to June 1998. From 1996 until June 1998, Mr. Goldstein served on the executive committee of West Group, a division of The Thomson Corporation, an information and publishing company.

     Donald W. Weber has served as a director of HeadHunter.NET since July 1998. Since 1997, Mr. Weber has been a consultant and private investor. Since 1995, Mr. Weber has served as a director of ITC Holding Company, Inc.. From 1993 to 1997, Mr. Weber served as President and Chief Executive Officer of ViewStar Entertainment Services, Inc., a digital satellite services company. From 1987 to 1991, Mr. Weber held various executive positions, including President and Chief Executive Officer, at and served as a director of Contel Corporation, a telecommunications company. Currently, Mr. Weber serves as a director of Powertel, Inc., Pegasus Communications Corporation, a media and communications company, KNOLOGY Holdings, Inc., and HIE, Inc., a health care software provider.

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

     J. Douglas Cox has served as a director of HeadHunter.NET since October 1997. Since September 1997, Mr. Cox has served as Senior Vice
President -- Corporate Development of ITC Holding Company, Inc. He has also served as Chief Financial Officer and Vice President (Finance) of ITC Holding Company, Inc. and several of its subsidiaries beginning in March 1987. From 1980 to 1987, Mr. Cox was a partner in the accounting firm of Cox & Rumsey, Certified Public Accountants. From 1972 to 1979, Mr. Cox was employed by Arthur Andersen & Co., specializing in regulated industries.

     Michael G. Misikoff has served as a director of HeadHunter.NET since May 1999. Since February 1999, Mr. Misikoff has also served as a consultant to HeadHunter.NET. From January 1995 to February 1999, Mr. Misikoff served as Vice President, Chief Financial Officer, Secretary, Treasurer and a director of Mindspring Enterprises, Inc. From January 1992 to December 1994, Mr. Misikoff was the acting Chief Financial Officer and a director of InterCall, Inc.

     Kimberley E. Thompson has served as a director of HeadHunter.NET and our Secretary since May 1999. Since September 1997, Ms. Thompson has served as Senior Vice President, General Counsel and Secretary of ITC Holding Company, Inc. and from June 1996 to September 1997, she served as its Vice President, General Counsel and Secretary. From 1989 to 1996, Ms. Thompson was a partner with Hogan & Hartson L.L.P., a Washington D.C. law firm.

BOARD COMMITTEES

     In July 1998, our board of directors established a Compensation Committee and an Audit Committee. The Compensation Committee reviews and recommends to the board of directors all compensation and benefit arrangements of our executive officers and also administers our incentive and stock option plans. The Audit Committee recommends to the board of directors the engagement of our independent auditors and reviews and consults with the independent auditors regarding the scope and results of the audits, our internal accounting controls, audit practices and the professional services furnished by the independent auditors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to establishing the Compensation Committee in July 1998, our board of directors determined executive compensation. Except for Mr. Scott, none of our executive officers currently serves as a member of the Compensation Committee or as a director of any entity of which any of our directors serve as an executive officer. Mr. Scott is a director of ITC for which Messrs. Cox and Montgomery and Ms. Thompson are executive officers. Mr. Montgomery was a member of the Compensation Committee until April 1999.

DIRECTOR COMPENSATION

     Our bylaws allow our board of directors to determine from time to time the compensation that directors may receive for their services as directors. However, since inception, our directors have served without compensation, except for reimbursement of out-of-pocket expenses for each meeting attended. Concurrently with their respective elections to the board of directors, Messrs. Scott, Montgomery, Cox, Weber, Goldstein and Misikoff, and Ms. Thompson were granted options to purchase 10,000 shares of common stock at exercise prices of $0.40, $0.40, $0.40, $1.40, $1.40, $2.00, and $2.00, respectively. Directors are eligible to receive options and awards under the HeadHunter.NET, Inc. 1998 Long-Term Incentive Plan.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to our Chief Executive Officer and our three most highly compensated executive officers for services rendered to us during the year ended December 31, 1998. Except as set forth in the table

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

below, no other executive officer's salary and bonus exceeded $100,000 during the year ended December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                    COMPENSATION
                                                      ANNUAL COMPENSATION       ---------------------
                                                  ---------------------------   SECURITIES UNDERLYING
NAME AND PRINCIPAL POSITION                       YEAR   SALARY($)   BONUS($)        OPTIONS(#)
---------------------------                       ----   ---------   --------   ---------------------
Warren L. Bare(1)...............................  1998   $ 75,600    $22,680                --
  President and Chief Executive Officer
Kenneth E. Dopher(2)............................  1998    108,157     13,500           100,000
  Chief Financial Officer and Secretary
Judith G. Hackett(3)............................  1998     76,564     12,253            50,000
  Senior Vice President -- Marketing
James R. Canfield(4)............................  1998     29,167      3,375           100,000
  Vice President of Sales

---------------
(1) Mr. Bare served as our President from October 1995 to January 1999 and our Chief Executive Officer from October 1995 to March 1999.

(2) Mr. Dopher served as our Chief Financial Officer and Secretary from January 1998 to May 1999.

(3) Ms. Hackett began serving as our Senior Vice President -- Marketing in May 1998.

(4) Mr. Canfield began serving as our Vice President of Sales in September 1998.

                 OPTION GRANTS IN YEAR ENDED DECEMBER 31, 1998

     The following table sets forth summary information concerning individual grants of stock options made during the year ended December 31, 1998 to each of the executive officers named in the Summary Compensation Table.

                                                PERCENT OF
                                                  TOTAL                               POTENTIAL REALIZABLE
                                   NUMBER OF     OPTIONS                              VALUE RATES OF STOCK
                                   SECURITIES   GRANTED TO   EXERCISE                  PRICE APPRECIATION
                                   UNDERLYING   EMPLOYEES     OR BASE                 FOR OPTIONS TERMS(2)
                                    OPTIONS     IN FISCAL      PRICE     EXPIRATION   ---------------------
NAME                               GRANTED(#)      YEAR      ($/SH)(1)      DATE        5%($)      10%($)
----                               ----------   ----------   ---------   ----------   ---------   ---------
Warren L. Bare...................        --          --          --             --           --          --
Kenneth E. Dopher................   100,000        19.9%       0.40       01/14/08    1,822,000   2,790,000
Judith G. Hackett................    50,000        10.0%       1.40       05/21/08      861,000   1,345,000
James R. Canfield................   100,000        19.9%       1.50       10/22/08    1,712,000   2,680,000

---------------
(1) We granted all options at the market value on the date of grant as determined by our board of directors.

(2) Amounts reported in these columns represent hypothetical amounts that may be realized on exercise of options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation of our common stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect our estimate of future stock price growth. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the timing of such exercises and the future performance of our common stock. We cannot assure you that we can achieve the rates of appreciation assumed in this table or that the individuals in this table will receive the amounts reflected.

                         FISCAL YEAR-END OPTION VALUES

     The following table sets forth information regarding the:

     - number of unexercised options held by the executive officers named in the Summary Compensation Table at December 31, 1998; and

     - aggregate dollar value of unexercised options held at December 31, 1998.

                                                 NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT
                                                  OPTIONS AT FY END                  FY-END($)(1)
                                             ----------------------------    ----------------------------
NAME                                         EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                                         -----------    -------------    -----------    -------------
Warren L. Bare.............................         --              --              --              --
Kenneth E. Dopher..........................         --         100,000              --
Judith G. Hackett..........................         --          50,000              --
James R. Canfield..........................         --         100,000              --

---------------
(1) These values have been calculated by subtracting the option exercise price from the assumed initial public offering price, and multiplying that figure by the total number of exercisable/unexercisable options.

EMPLOYMENT AGREEMENTS

     We have entered into employment agreements with some of our executive officers which set forth their initial annual salary and bonus, and provide for the grant of an option. We have entered into these agreements with Messrs. Partin and Canfield, and Ms. Hackett under which we have agreed to pay them initial annual salaries of $95,000, $100,000 and $125,000, respectively. Under these agreements, Messrs. Partin and Canfield, and Ms. Hackett are eligible for initial annual bonuses of $20,000, $50,000 and $20,000, respectively. Our board of directors and Compensation Committee periodically review such salaries and bonuses and, from time to time, elect to increase an officer's salary or bonus based on individual performance and our overall performance. None of our employment agreements contains severance provisions or provisions requiring payments to an officer upon a change-of-control of our company.

HEADHUNTERS, L.L.C. EMPLOYEE COMMON UNIT OPTION PLAN

     We assumed certain options that had been granted by HeadHunters, L.L.C. to purchase its common units under the HeadHunters, L.L.C. Employee Common Unit Option Plan. Such options have been converted into options to purchase an equal number of shares of our common stock. The converted options will be administered by our board of directors or our Compensation Committee substantially in accordance with the terms of the assumed common unit option plan. As of the date of this prospectus, 19 persons hold outstanding converted options to purchase a total of 309,750 shares of our common stock. Ms. Hackett holds a converted option to purchase 50,000 shares of common stock at an exercise price of $1.40 per share, and Messrs. Scott, Montgomery and Cox each hold a converted option to purchase 10,000 shares of common stock at an exercise price of $0.40. See
"-- Director Compensation." We do not intend to grant any additional options pursuant to this plan.

HEADHUNTER.NET, INC. 1998 LONG-TERM INCENTIVE PLAN

     On July 15, 1998, our board of directors adopted the HeadHunter.NET, Inc. 1998 Long-Term Incentive Plan and on July 16, 1998, our shareholders approved this plan. We amended the plan in April 1999 to increase the number of shares available for issuance under the plan and the shareholders approved such amendment to the plan in April 1999. We have reserved 1,000,000 shares of common stock for issuance in connection with options and awards granted under this plan. We may grant options and awards to our officers and employees, and to our non-employee directors and consultants after our common stock is listed on the Nasdaq National Market. As of the date hereof, there are approximately 71 persons eligible to participate in the incentive plan and there were 71 persons holding outstanding options to purchase 532,750 shares of common stock that we granted under the incentive plan. The incentive plan authorizes the granting of awards to eligible participants in the form of (1) options to purchase shares of common stock, which may be incentive stock options or non-qualified stock options, (2) stock appreciation rights, (3) performance shares, (4) restricted stock awards, (5) dividend equivalents or (6) other stock-based awards. The incentive plan is administered by our board of directors or the Compensation Committee in accordance with its terms.

                              CERTAIN TRANSACTIONS

     In October 1997, HNET, Inc., a corporation wholly-owned by Warren L. Bare, contributed all of its assets and liabilities related to our web site to HeadHunters, L.L.C. in exchange for a 45% equity interest, and ITC contributed $1,100,000 in cash in exchange for a 55% equity interest, under an investment agreement between Mr. Bare, HNET, Inc. and ITC.

     In November 1997, HeadHunters, L.L.C. paid a dividend of $100,000 to Warren
L. Bare, which was included in the initial equity contribution under the terms of an investment agreement between Mr. Bare, HNET, Inc. and ITC.

     In January 1998, we entered into an arrangement with ITC'DeltaCom, Inc. under which ITC'DeltaCom, Inc. serves as our Internet service provider and our local and long-distance telephone services provider. ITC'DeltaCom, Inc. is related to ITC through both common ownership and board membership. Internet access and long-distance telephone charges totaled $72,028 for the year ended December 31, 1998.

     On July 15, 1998, under a contribution agreement, we granted ITC and Mr. Bare registration rights regarding their shares of our Class A preferred stock and our common stock.

     On July 16, 1998, we entered into an amended and restated credit facility with ITC, which was amended in October 1998, under which ITC made available to us a revolving line of credit of up to $3.5 million until December 31, 1998. In connection with this credit facility, we issued a warrant to ITC to purchase 416,667 shares of common stock at an exercise price of $1.50 per share. This warrant vested upon issuance and is exercisable for a term of 10 years. In January 1999, the outstanding principal of $3.5 million under this credit facility was converted at a rate of $1.50 per share into 2,333,333 shares of Class A preferred stock, which were issued to ITC. In January 1999, we paid ITC in cash the total accrued interest of $100,100 with respect to the credit facility.

     On January 28, 1999, we entered into a loan and security agreement with ITC pursuant to which ITC made available to us a revolving line of credit of up to $3.0 million. Principal amounts outstanding under the credit facility bear interest at an annual rate of 11%. On the closing date of this offering, we will use a portion of the net proceeds to repay all outstanding principal balance and interest under this facility, which will then terminate. Assuming this offering closes on August 31, 1999, the outstanding amounts under the facility to be approximately $1.8 million, including interest of approximately $75,000.

     In January 1999, we sold to some of our executive officers, key employees and directors a total of 271,167 shares of Class A preferred stock at $1.50 per share. Messrs. Montgomery and Canfield each purchased 100,000 shares.

     In February 1999, in connection with Mr. Bare's resignation as our Chief Executive Officer, we entered into a separation agreement with him. As part of this agreement, Mr. Bare will remain a consultant to us until March 1, 2001 for an annual fee of $75,000. If Mr. Bare chooses to discontinue his consulting services during the term of the agreement, we have agreed to pay him $50,000 a year until March 1, 2001.

     In May 1999, we sold Messrs. Montgomery, Partin and Misikoff 100,000, 20,000 and 20,000 shares of our common stock, respectively, at $2.00 per share.

     On June 1, 1999, we entered into a sublease with InterCall, Inc., a wholly-owned subsidiary of ITC, for office space in Chicago, Illinois, under which we pay rent of $5,455 per month. Mr. Montgomery is a director of InterCall, Inc.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of our common stock as of the date of this prospectus, and as adjusted to reflect the sale of our common stock offered hereby with respect to: (1) each of our directors, (2) our Chief Executive Officer and each of the executive officers named in the Summary Compensation Table; (3) all of our executive officers and directors as a group; and (4) each person known by us to own beneficially more than 5% of our common stock. Warren L. Bare will sell up to shares of common stock if the underwriters exercise their over-allotment option. The table assumes full conversion of the Class A preferred stock prior to and after this offering and no exercise of the underwriters' over-allotment option.

                                                                           PERCENTAGE BENEFICIALLY OWNED
                                                         SHARES          ---------------------------------
NAME                                               BENEFICIALLY OWNED    BEFORE OFFERING    AFTER OFFERING
----                                               ------------------    ---------------    --------------
ITC Holding Company, Inc.(1).....................
ITC Service Company(2)...........................
Warren L. Bare(3)................................
William H. Scott, III(7).........................
Robert M. Montgomery, Jr.(4)(7)..................
Judith G. Hackett................................
James R. Canfield(5).............................
J. Douglas Cox(7)................................
Burton B. Goldstein, Jr..........................
Donald W. Weber(7)...............................
Michael G. Misikoff..............................
Kimberley E. Thompson(7).........................
Kenneth E. Dopher(6).............................
All directors and executive officers as a group
  (11 persons)...................................

---------------
 *  Less than 1%

(1) ITC's address is 1239 O.G. Skinner Drive, West Point, Georgia 31833.
    Includes           shares of common stock subject to a warrant held by ITC
    Service Company, a wholly-owned subsidiary, exercisable within 60 days of the date of this prospectus.

(2) ITC Service Company's address is 1239 O.G. Skinner Drive, West Point,
    Georgia 31833. Consists of        shares of common stock subject to a
    warrant exercisable within 60 days of the date of this prospectus.

(3) Mr. Bare resigned as President in January 1999 and as Chief Executive Officer in March 1999. Mr. Bare's address is 1430 Boundary Boulevard, Suwanee, Georgia 30024. Mr. Bare has granted the underwriters an option to
    purchase up to           shares to cover over-allotments. The purchase price
    for the shares will equal the initial price of this offering minus the underwriting discount. If the underwriters exercise the over-allotment
    option in full, Mr. Bare will beneficially own           shares, or      %
    of our common stock after this offering.

(4) Includes        shares subject to options exercisable within 60 days of the date of this prospectus.

(5) Includes        shares held in an individual retirement account.

(6) Mr. Dopher resigned as Chief Financial Officer in May 1999.

(7) Includes           shares beneficially owned by ITC, with respect to which
    Messrs. Montgomery, Scott, Weber and Cox, and Ms. Thompson as officers and/or directors of ITC, may be deemed to be the beneficial owner. Messrs. Montgomery, Scott, Weber and Cox, and Ms. Thompson disclaim beneficial ownership of all such shares.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Our authorized capital stock consists of 45,500,000 shares of common stock, $0.01 par value per share, 7,500,000 shares of Class A preferred stock, $0.01 par value per share, and 5,000,000 shares of Class B serial preferred stock, $0.01 par value per share.

     As of March 31, 1999, we had           shares of common stock outstanding
held by five shareholders of record,           shares of Class A preferred stock
outstanding held by 10 shareholders of record, and no shares of Class B serial preferred stock outstanding. Upon the closing of this offering, and after giving effect to the conversion of the Class A preferred stock and the issuance of
shares of common stock in this offering, we will have           shares common
stock outstanding and no shares of Class A preferred stock and Class B serial preferred stock outstanding.

COMMON STOCK

     Holders of common stock are entitled to one vote per share owned of record on all matters upon which such holders are entitled to vote. Subject to any preferential rights of holders of Class B serial preferred stock that may adversely affect the rights, preferences and privileges of holders of common stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors, in its sole discretion, out of funds legally available therefor, and are further entitled to share ratably in any distribution of our assets, after payment of all of our debts and other liabilities, upon our liquidation, dissolution or winding up. The holders of common stock have no preemptive rights, rights to cumulative voting, rights to redeem such shares or to convert such shares into other securities of HeadHunter.NET.

     There is currently no active trading market for our common stock. We intend to apply to have our common stock approved for quotation on the Nasdaq National Market under the symbol "HHNT."

PREFERRED STOCK

     Class A Preferred Stock. Upon the closing of this offering, each share of Class A preferred stock will automatically convert into one share of common stock, and there will be no shares of Class A preferred stock outstanding. Prior to this offering, holders of Class A preferred stock were entitled to one vote per share owned of record on all matters upon which such holders are entitled to vote.

     Class B Serial Preferred Stock. Our board of directors has the authority, without further shareholder approval, to issue up to 5,000,000 shares of Class B serial preferred stock in one or more series and to fix the relative rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of Class B serial preferred stock could have the effect of delaying, deferring or preventing a change in control of HeadHunter.NET, may discourage bids for our common stock at a premium over the market price of our common stock and may adversely affect the market price and the voting and other rights of holders of our common stock. We have no present plans to issue any shares of Class B serial preferred stock.

CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION, BYLAWS AND GEORGIA LAW

     Shareholders' rights and related matters are governed by the Georgia Business Corporation Code and our articles of incorporation and bylaws. Certain provisions of the articles of incorporation and bylaws summarized below could have the effect of preventing, hindering, or delaying a change in control of HeadHunter.NET or a change in management.

  Classified Board of Directors; Removal of Directors

     Our board of directors is divided into three classes of directors, serving staggered three-year terms. As a result, approximately one-third of our board of directors will be elected each year. In addition, members of the board of directors may only be removed for cause and then only at a special meeting of shareholders called for such purpose by the affirmative vote of at least two-thirds of the then-outstanding shares of common stock. The classification of directors, together with the limitation on the removal of directors, and the ability of the remaining directors to fill any vacancies on the board of directors, has the effect of making it more difficult for shareholders to change the composition of the board of directors.

  Advance Notice of New Business and Director Nominations

     Our bylaws provide that any shareholder proposals or director nominations must be provided to us in writing at least 120 days before the date of an annual meeting of shareholders or, in the case of a special meeting of shareholders, within 10 days after notice of such special shareholders' meeting was sent by us to the shareholders. Such provision may preclude shareholders from bringing matters before the shareholders at an annual meeting or from making nominations for directors at an annual meeting.

  Anti-Takeover Provisions and Georgia Law

     The Georgia Code generally restricts a company from entering into certain business combinations with an interested shareholder, which is defined as any person or entity that is the beneficial owner of at least 10% of a company's voting stock, or its affiliates for a period of five years after the date on which such shareholder became an interested shareholder, unless (1) its board of directors approves the business combination or the transaction in which the shareholder became an interested shareholder, prior to the date the shareholder became an interested shareholder, (2) the interested shareholder acquires 90% of the company's voting stock in the same transaction in which it exceeds 10%, or
(3) subsequent to becoming an interested shareholder, such shareholder acquires 90% of the company's voting stock and the business combination is approved by the holders of a majority of the voting stock entitled to vote thereon. The business combination statute applies only if a corporation's bylaws specifically provide that it applies. We have elected to be covered by the business combination statute.

     The Georgia Code also contains provisions that impose certain fair price and other procedural requirements applicable to certain business combinations with any person who owns 10% or more of the common stock. These statutory requirements restrict business combinations with, and accumulations of shares of voting stock of, certain Georgia corporations. The fair price statute applies only if a corporation elects to be covered by its restrictions. We have elected to be covered by the fair price statute.

  Ability to Consider Other Constituencies

     Our articles of incorporation permit our board of directors to consider the interests of our employees, customers, suppliers and creditors, the communities in which our offices or other establishments are located and all other factors the directors consider pertinent, in addition to considering the effects of any actions on us and our shareholders, when determining what is in the best interests of our shareholders. Pursuant to this provision, the board of directors may consider numerous judgmental or subjective factors affecting a proposal, including certain non-financial matters, and on the basis of these considerations may oppose a business combination or other transaction which, viewed exclusively from a financial perspective, might be attractive to some, or even a majority, of our shareholders.

INDEMNIFICATION AND LIMITATION OF LIABILITY

     Our articles of incorporation eliminate the personal liability of our directors to HeadHunter.NET or our shareholders for monetary damage for any breach of duty as a director, provided that we cannot eliminate or limit the liability of a director for:

     - a breach of duty involving appropriation of a business opportunity of HeadHunter.NET;

     - an act or omission which involves intentional misconduct or a knowing violation of law;

     - any transaction from which the director receives an improper personal benefit; or

     - unlawful corporate distributions.

     In addition, if at any time the Georgia Code is amended to authorize further elimination or limitation of the personal liability of a director, then the liability of each of our directors shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless otherwise required. These provisions of the articles of incorporation will limit the remedies available to a shareholder in the event of breaches of any director's duties to such shareholder or HeadHunter.NET.

     Our bylaws require us to indemnify any director or officer who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (including any action or suit by or in our right) because such person is or was one of our directors or officers, against liability incurred by the director of officer in such proceeding except for any liability incurred in a proceeding in which the director or officer is adjudged liable to us or is subjected to injunctive relief in our favor for:

     - any appropriation, in violation of such director's or officer's duties, of any business opportunity of HeadHunter.NET;

     - acts or omissions which involve intentional misconduct or a knowing violation of law;

     - unlawful corporate distributions; or

     - any transaction from which such officer or director received an improper personal benefit.

     In addition, our bylaws provide that we (1) must advance funds to pay or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding because such person is a director or officer, if such director or officer satisfies certain conditions, and (2) may indemnify and advance expenses to our employees or agents who are not also directors or officers to the same extent that we could to a director.

     We have entered into separate indemnity agreements with each of our directors and certain of our executive officers, whereby we agree to indemnify them and to advance them expenses in a manner and subject to terms and conditions similar to those set forth in the articles of incorporation and bylaws. There is no pending litigation or proceeding involving our directors, officers, employees or other agents as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

REGISTRATION RIGHTS

     Under a contribution agreement dated July 15, 1998, we granted to ITC and Warren L. Bare registration rights regarding their shares of common stock. If we undertake any registered public offering of our common stock, other than this offering or an offering registered on Form S-8 or S-4, we must provide written notice to ITC and Mr. Bare not less than 30 days prior to the proposed filing date of such registration statement. At either's written request, we shall include in such registered offering, all shares of common stock as are set forth in the written request provided by them within 15 days after receipt of the written notice from us; provided, however, that if our managing underwriters advise us in writing that, in their opinion, the number of shares of common stock requested to be included in such registered offering exceeds the number which can be sold in such offering without adversely affecting the marketability of such offering, we shall include in such registered offering (1) first, the primary shares of common stock that we propose to sell, and (2) second, the shares of common stock requested to be included in such offering, pro rata between ITC and Mr. Bare on the basis of the number of shares of common stock requested to be included by each.

TRANSFER AGENT AND REGISTRAR

     Our transfer agent and registrar for our common stock is American Stock Transfer & Trust.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for our common stock, and no prediction can be made as to the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices and our ability to raise equity capital in the future.

     Upon completion of this offering, we will have           shares of common
stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options and warrants. Of these shares, the
          shares sold in this offering (          shares if the underwriters'
over-allotment option is exercised in full) will be freely tradable without restriction by persons other than affiliates of HeadHunter.NET. The remaining shares of common stock outstanding will be "restricted" securities within the meaning of Rule 144 under the Securities Act of 1933 and may not be sold in the absence of registration, unless an exemption from registration is available, including the safe harbor provisions set forth in Rule 144.

     ITC, all of our executive officers and directors, and we have agreed not to sell or otherwise dispose of any shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of First Union Capital Markets Corp., except for shares sold in this offering and except that we may issue shares of common stock in connection with acquisitions.

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of (1) 1% of the number of shares of our common stock then outstanding or (2) the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale. Sales under Rule 144 also are subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

     Under Rule 144(k), a person who is not deemed an "affiliate" of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, would be entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. As of the date of this prospectus, substantially all of the restricted shares are held by our affiliates and 90 days after this offering, all restricted shares would become eligible for resale pursuant to Rule 144, subject to the volume limitations and other restrictions of Rule 144 and the 180 day lock-up agreements.

     In general, under Rule 701 of the Securities Act of 1933, any of our employees, officers or directors who exercise an option are eligible to resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with some of its restrictions, including the holding period.

     Our employees, officers, consultants and directors hold outstanding options
to purchase up to an aggregate of        shares of our common stock. We intend
to file a registration statement on Form S-8 to register the shares issuable upon exercise of such options and options and awards granted in the future under our stock option and incentive plans. Upon such registration, such shares will be eligible for resale in the public market without restrictions by persons who are not affiliates of HeadHunter.NET, and to the extent they are held by affiliates, pursuant to Rule 144 without observance of the holding period requirements.

     ITC and Mr. Bare have certain registration rights regarding the        and
       shares of common stock held by each, respectively.

     In connection with a prior credit facility provided by ITC to us, we
granted ITC a warrant to purchase a        shares of common stock. The warrant
vested upon issuance and is exercisable for a term of 10 years from the grant date. We have not registered the warrant or the underlying shares. The shares of common stock issuable upon exercise of the warrant would be deemed restricted shares under Rule 144 and the resale thereof would either have to be registered or comply with the requirements of an exemption from registration.

                                  UNDERWRITING

     The underwriters named below, acting through their representatives, First Union Capital Markets Corp., J.C. Bradford & Co. and Wachovia Securities, Inc., who we refer to as the "Representatives," have severally agreed with us to purchase the number of shares of common stock listed opposite their names below. The underwriters are committed to purchase and pay for all such shares, if any are purchased.

                                                               NUMBER
UNDERWRITER                                                   OF SHARES
-----------                                                   ---------
First Union Capital Markets Corp............................
J.C. Bradford & Co..........................................
Wachovia Securities, Inc....................................
          Total.............................................

     The Representatives have advised us that they propose to offer the shares of common stock to the public at the offering price given on the cover page of this prospectus and to certain dealers at such price less a concession of not
more than $          per share, of which $          may be reallowed to other
dealers. After completion of this offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives.

     We and the selling shareholder have granted the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to
purchase up to           additional shares of common stock at the initial public
offering price solely to cover over-allotments, if any. To the extent that the underwriters exercise such option, each of them will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of common stock to be purchased by it shown in the above table
represents as a percentage of the           shares offered by this prospectus.
If purchased, the underwriters will sell those additional shares on the same
terms as those on which the           shares are being sold.

     The underwriting agreement contains covenants of indemnity among the underwriters and us against certain civil liabilities, including liabilities under the Securities Act of 1933 and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

     Each of our executive officers and directors and some of our shareholders have agreed with the Representatives not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock, any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or later acquired directly or indirectly by such holders for a period of 180 days following the date of this prospectus, without the prior written consent of First Union Capital Markets Corp. First Union Capital Markets Corp. in its sole discretion at any time or from time to time, without notice, may release all or any portion of the
securities subject to the lock-up agreements. Approximately           of such
shares will be eligible for immediate public sale following expiration of the lock-up period, subject to the provisions of Rule 144. See "Shares Eligible For Future Sale."

     The Representatives have advised us that, pursuant to rules promulgated by the SEC, certain persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or the purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the Representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by such underwriter or syndicate member is repurchased by the Representatives in syndicate covering transactions, in stabilizing transactions or otherwise. The Representatives have advised us that such transactions may be effected on the Nasdaq National Market or otherwise and, if begun, may be discontinued at any time.

     The Representatives have informed us that the underwriters do not expect to make sales to accounts over which they exercise discretionary authority in excess of 5% of the number of shares of common stock offered by this prospectus.

     Before this offering, no public market for our securities has existed. The initial public offering price of the common stock will be determined by negotiation among us and the Representatives. Among the factors to be considered in such negotiations will be prevailing market conditions, the results of our operations in recent periods, market valuations of publicly traded companies that we and the Representatives believe to be comparable to us, estimates of our business potential, the present state of our development, the current state of the industry and the economy as a whole, and other factors deemed relevant.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of common stock offered hereby and certain other matters will be passed upon for HeadHunter.NET by Alston & Bird LLP, Atlanta, Georgia. Certain legal matters related to this offering will be passed upon for the underwriters by Nelson Mullins Riley & Scarborough, L.L.P., Atlanta, Georgia.

                                    EXPERTS

     The consolidated financial statements of HeadHunter.NET and subsidiaries for the years ended December 31, 1996, the ten months ended October 31, 1997, the two months ended December 31, 1997 and the year ended December 31, 1998 included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             AVAILABLE INFORMATION

     We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in such registration statement and the exhibits thereto. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of such contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each such statement being qualified in all respects by such reference. A copy of the registration statement and the exhibits thereto may be inspected without charge at the Public Reference Room of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC upon payment of the fees prescribed by the SEC. The SEC also maintains a web site (http://www.sec.gov) that contains reports, proxy, information statements, and registration statements and other information electronically filed with the SEC.

     We intend to provide our shareholders with annual reports containing audited financial statements and quarterly reports containing unaudited financial data for the first three quarters of each year.

                     HEADHUNTER.NET, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

                                 AND HNET.INC.
                             (PREDECESSOR COMPANY)

                           DECEMBER 31, 1997 AND 1998
                               AND MARCH 31, 1999
                                  (UNAUDITED)

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................   F-2
Consolidated Balance Sheets -- December 31, 1997 and 1998
  and March 31, 1999 (unaudited)............................   F-3
Consolidated Statements of Operations for the Year Ended
  December 31, 1996, the Ten Months Ended October 31, 1997,
  the Two Months Ended December 31, 1997, the Year Ended
  December 31, 1998, and the Three Months Ended March 31,
  1998 and 1999 (unaudited).................................   F-5
Consolidated Statements of Shareholders' Equity (Deficit)
  for the Year Ended December 31, 1996, the Ten Months Ended
  October 31, 1997, the Two Months Ended December 31, 1997,
  the Year Ended December 31, 1998, and the Three Months
  Ended March 31, 1999 (unaudited)..........................   F-6
Consolidated Statements of Cash Flows for the Year Ended
  December 31, 1996, the Ten Months Ended October 31, 1997,
  and the Two Months Ended December 31, 1997, the Year Ended
  December 31, 1998, and the Three Months Ended March 31,
  1998 and 1999 (unaudited).................................   F-7
Notes to Consolidated Financial Statements..................   F-9

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To HeadHunter.NET, Inc. and Subsidiaries:

     We have audited the accompanying consolidated balance sheets of HEADHUNTER.NET, INC. AND SUBSIDIARIES (Successor Company) AND HNET, INC. (Predecessor Company) as of December 31, 1997 and 1998 and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for the year ended December 31, 1996, the ten months ended October 31, 1997, the two months ended December 31, 1997, and the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HeadHunter.NET, Inc. and Subsidiaries (Successor Company) and HNET, Inc. (Predecessor Company) as of December 31, 1997 and 1998 and the results of their operations and their cash flows for the year ended December 31, 1996, the ten months ended October 31, 1997, the two months ended December 31, 1997, and the year ended December 31, 1998 in conformity with generally accepted accounting principles. As discussed in Note 1 to the financial statements, effective October 31, 1997, ITC Holding Company, Inc. acquired a majority ownership interest in HeadHunter.NET, Inc. in a business combination accounted for as a purchase. As a result of this acquisition, the financial information for the periods after the acquisition is presented on a different cost basis than for periods before the acquisition and, therefore, is not comparable.

/s/ Arthur Andersen LLP
Atlanta, Georgia
February 5, 1999

                     HEADHUNTER.NET, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

                                 AND HNET, INC.
                             (PREDECESSOR COMPANY)

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                        DECEMBER 31,    DECEMBER 31,     MARCH 31,
                                                            1997            1998           1999
                                                        ------------    ------------    -----------
                                                                                        (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents...........................   $  853,989      $  254,937     $  165,923
  Accounts receivable:
     Trade, net of allowance for doubtful accounts of
       $0, $37,346, and $75,524 at December 31, 1997
       and 1998, and March 31, 1999, respectively.....        8,865         296,654        403,339
     Affiliates (Note 4)..............................        5,100              --         43,875
  Prepaid expenses....................................       13,420         195,110        320,496
                                                         ----------      ----------     ----------
          Total current assets........................      881,374         746,701        933,633
                                                         ----------      ----------     ----------
PROPERTY AND EQUIPMENT:
  Telecommunications and computer equipment...........       66,082         376,558        463,032
  Furniture and fixtures..............................       28,664         152,539        166,549
                                                         ----------      ----------     ----------
                                                             94,746         529,097        629,581
  Accumulated depreciation and amortization...........       (3,778)        (81,772)      (119,970)
                                                         ----------      ----------     ----------
          Total property and equipment, net...........       90,968         447,325        509,611
                                                         ----------      ----------     ----------
GOODWILL, net of accumulated amortization of $32,633,
  $228,428, and $277,377 at December 31, 1997 and
  1998, and March 31, 1999, respectively..............      946,343         750,548        701,599
                                                         ----------      ----------     ----------
OTHER NONCURRENT ASSETS...............................        4,230         280,606         46,063
                                                         ----------      ----------     ----------
          Total assets................................   $1,922,915      $2,225,180     $2,190,906
                                                         ==========      ==========     ==========

   The accompanying notes are an integral part of these consolidated balance sheets.

                     HEADHUNTER.NET, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

                                 AND HNET, INC.
                             (PREDECESSOR COMPANY)

                   CONSOLIDATED BALANCE SHEETS -- (CONTINUED)

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                              PRO FORMA
                                                                           LIABILITIES AND
                                                                            SHAREHOLDERS'
                                            DECEMBER 31,   DECEMBER 31,       EQUITY AT        MARCH 31,
                                                1997           1998       DECEMBER 31, 1998      1999
                                            ------------   ------------   -----------------   -----------
                                                                              (NOTE 3)        (UNAUDITED)
CURRENT LIABILITIES:
  Accounts payable:
     Trade................................   $   20,326    $   397,425       $   397,425      $   137,415
     Affiliates (Note 4)..................       23,843             --                --               --
     Employees............................       36,454             --                --               --
  Short-term borrowings -- affiliates
     (Notes 3 and 4)......................           --      3,500,000                --          800,000
  Accrued interest -- affiliates (Note
     4)...................................           --        100,100           100,100            5,469
  Other accrued expenses..................           --        128,098           128,098          261,911
  Customer deposits.......................           --         27,936            27,936           15,543
  Deferred revenue........................       11,775         39,564            39,564           52,107
                                             ----------    -----------       -----------      -----------
          Total current liabilities.......       92,398      4,193,123           693,123        1,272,445
                                             ----------    -----------       -----------      -----------
COMMITMENTS AND CONTINGENCIES (Note 8)
SHAREHOLDERS' EQUITY (DEFICIT):
  Convertible Class A preferred stock,
     $.01 par value; 2,800,000 shares
     authorized, issued, and outstanding
     at December 31, 1997 and 1998;
     7,500,000 shares authorized and
     5,404,500 shares issued and
     outstanding at March 31, 1999
     (unaudited)..........................       28,000         28,000            51,333           54,045
  Class B Serial preferred stock, $.01 par
     value; 5,000,000 shares authorized, 0
     shares issued and outstanding........           --             --                --               --
  Common stock, $.01 par value; 50,200,000
     shares authorized, 2,200,000 shares
     issued and outstanding at December
     31, 1997 and 1998; 45,500,000 shares
     authorized and 2,200,000 shares
     issued and outstanding at March 31,
     1999 (unaudited).....................       22,000         22,000            22,000           22,000
  Additional paid-in capital..............    1,956,909      4,507,859         7,984,526       12,125,842
  Accumulated deficit.....................     (176,392)    (4,522,260)       (4,522,260)      (8,404,282)
  Stock warrants (Note 3).................           --        341,834           341,834          341,834
  Deferred compensation (Note 6)..........           --     (2,345,376)       (2,345,376)      (3,220,978)
                                             ----------    -----------       -----------      -----------
          Total shareholders' equity
            (deficit).....................    1,830,517     (1,967,943)        1,532,057          918,461
                                             ----------    -----------       -----------      -----------
          Total liabilities and
            shareholders' equity..........   $1,922,915    $ 2,225,180       $ 2,225,180      $ 2,190,906
                                             ==========    ===========       ===========      ===========

   The accompanying notes are an integral part of these consolidated balance sheets.

                     HEADHUNTER.NET, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

                                 AND HNET, INC.
                             (PREDECESSOR COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                     PREDECESSOR COMPANY                           SUCCESSOR COMPANY
                                  --------------------------   ---------------------------------------------------------
                                                     TEN
                                                   MONTHS       TWO MONTHS                   THREE MONTHS   THREE MONTHS
                                   YEAR ENDED       ENDED         ENDED        YEAR ENDED       ENDED          ENDED
                                  DECEMBER 31,   OCTOBER 31,   DECEMBER 31,   DECEMBER 31,    MARCH 31,      MARCH 31,
                                      1996          1997           1997           1998           1998           1999
                                  ------------   -----------   ------------   ------------   ------------   ------------
                                                                                                     (UNAUDITED)
REVENUES........................    $190,146      $124,437      $  29,591     $ 1,099,868     $  79,569     $   828,027
                                    --------      --------      ---------     -----------     ---------     -----------
COSTS AND EXPENSES:
  Costs of revenues.............          --        29,390          2,906          86,963        18,220          25,433
  Marketing and selling.........       2,740        23,301         41,123       2,719,330       158,549       1,232,352
  General and administrative....      52,105        95,967        126,268       1,714,756       189,018         492,270
  Stock compensation expense....          --            --             --         205,574            --       2,861,676
  Depreciation and
    amortization................       6,842        10,099         41,912         276,706        55,080          88,895
                                    --------      --------      ---------     -----------     ---------     -----------
         Total costs and
           expenses.............      61,687       158,757        212,209       5,003,329       420,867       4,700,626
                                    --------      --------      ---------     -----------     ---------     -----------
OPERATING INCOME (LOSS).........     128,459       (34,320)      (182,618)     (3,903,461)     (341,298)     (3,872,599)
OTHER INCOME (EXPENSE)..........         164          (843)         6,226        (442,407)        7,533          (9,423)
                                    --------      --------      ---------     -----------     ---------     -----------
NET INCOME (LOSS)...............    $128,623      $(35,163)     $(176,392)    $(4,345,868)    $(333,765)    $(3,882,022)
                                    ========      ========      =========     ===========     =========     ===========
LOSS PER SHARE:
  Basic.........................                                $   (0.08)    $     (1.98)    $   (0.15)    $     (1.76)
                                                                =========     ===========     =========     ===========
  Diluted.......................                                $   (0.08)    $     (1.55)    $   (0.15)    $     (1.34)
                                                                =========     ===========     =========     ===========
WEIGHTED AVERAGE SHARES
  OUTSTANDING:
  Basic.........................                                2,200,000       2,200,000     2,200,000       2,200,000
                                                                =========     ===========     =========     ===========
  Diluted.......................                                2,200,000       2,794,949     2,232,741       2,907,488
                                                                =========     ===========     =========     ===========

 The accompanying notes are an integral part of these consolidated statements.

                     HEADHUNTER.NET, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

                                 AND HNET, INC.
                             (PREDECESSOR COMPANY)

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                              CONVERTIBLE CLASS A                                         RETAINED
                                                PREFERRED STOCK        COMMON STOCK       ADDITIONAL      EARNINGS
                                              -------------------   -------------------     PAID-IN     (ACCUMULATED)    STOCK
                                               SHARES     AMOUNT     SHARES     AMOUNT      CAPITAL       (DEFICIT)     WARRANTS
                                              ---------   -------   ---------   -------   -----------   -------------   --------
PREDECESSOR COMPANY:
  BALANCE, December 31, 1995................         --   $    --         260   $   260   $     5,040    $    37,565    $     --
    Dividends...............................         --        --          --        --            --       (115,988)         --
    Net income..............................         --        --          --        --            --        128,623          --
                                              ---------   -------   ---------   -------   -----------    -----------    --------
  BALANCE, December 31, 1996................         --        --         260       260         5,040         50,200          --
    Capital contribution....................         --        --          --        --        30,000             --          --
    Dividends...............................         --        --          --        --            --       (121,941)         --
    Net loss................................         --        --          --        --            --        (35,163)         --
                                              ---------   -------   ---------   -------   -----------    -----------    --------
  BALANCE, October 31, 1997.................         --   $    --         260   $   260   $    35,040    $  (106,904)   $     --
                                              =========   =======   =========   =======   ===========    ===========    ========
--------------------------------------------------------------------------------------------------------------------------------
SUCCESSOR COMPANY:
    Initial capitalization of HeadHunters,
      L.L.C. ...............................         --   $    --          --   $    --   $ 2,000,000    $        --    $     --
    Acquisition of Predecessor Company......         --        --        (260)     (260)      (35,040)       106,904          --
    Reorganization (Note 1).................  2,800,000    28,000   2,200,000    22,000       (43,091)            --          --
    Net loss................................         --        --          --        --            --       (176,392)         --
                                              ---------   -------   ---------   -------   -----------    -----------    --------
  BALANCE, December 31, 1997................  2,800,000    28,000   2,200,000    22,000     1,956,909       (176,392)         --
    Issuance of stock warrants..............         --        --          --        --            --             --     341,834
    Issuance of stock options...............         --        --          --        --     2,550,950             --          --
    Amortization of deferred compensation...         --        --          --        --            --             --          --
    Net loss................................         --        --          --        --            --     (4,345,868)
                                              ---------   -------   ---------   -------   -----------    -----------    --------
  BALANCE, December 31, 1998................  2,800,000    28,000   2,200,000    22,000     4,507,859     (4,522,260)    341,834
    Conversion of short-term borrowings to
      Convertible Class A preferred stock...  2,333,333    23,333          --        --     3,476,667             --          --
    Issuance of Class A preferred stock.....    271,167     2,712          --        --     2,925,891             --          --
    Issuance of stock options...............         --        --          --        --     1,215,425             --          --
    Amortization of deferred compensation...         --        --          --        --            --             --          --
    Net loss................................         --        --          --        --            --     (3,882,022)         --
                                              ---------   -------   ---------   -------   -----------    -----------    --------
  BALANCE, March 31, 1999 (unaudited).......  5,404,500   $54,045   2,200,000   $22,000   $12,125,842    $(8,404,282)   $341,834
                                              =========   =======   =========   =======   ===========    ===========    ========


                                                DEFERRED
                                              COMPENSATION      TOTAL
                                              ------------   -----------
PREDECESSOR COMPANY:
  BALANCE, December 31, 1995................  $        --    $    42,865
    Dividends...............................           --       (115,988)
    Net income..............................           --        128,623
                                              -----------    -----------
  BALANCE, December 31, 1996................           --         55,500
    Capital contribution....................           --         30,000
    Dividends...............................           --       (121,941)
    Net loss................................           --        (35,163)
                                              -----------    -----------
  BALANCE, October 31, 1997.................  $        --    $   (71,604)
                                              ===========    ===========
--------------------------------------------------------------------------------------
SUCCESSOR COMPANY:
    Initial capitalization of HeadHunters,
      L.L.C. ...............................  $        --    $ 2,000,000
    Acquisition of Predecessor Company......           --         71,604
    Reorganization (Note 1).................           --          6,909
    Net loss................................           --       (176,392)
                                              -----------    -----------
  BALANCE, December 31, 1997................           --      1,830,517
    Issuance of stock warrants..............           --        341,834
    Issuance of stock options...............   (2,550,950)            --
    Amortization of deferred compensation...      205,574        205,574
    Net loss................................           --     (4,345,868)
                                              -----------    -----------
  BALANCE, December 31, 1998................   (2,345,376)    (1,967,943)
    Conversion of short-term borrowings to
      Convertible Class A preferred stock...           --      3,500,000
    Issuance of Class A preferred stock.....           --      2,928,603
    Issuance of stock options...............   (1,215,425)            --
    Amortization of deferred compensation...      339,823        339,823
    Net loss................................           --     (3,882,022)
                                              -----------    -----------
  BALANCE, March 31, 1999 (unaudited).......  $(3,220,978)   $   918,461
                                              ===========    ===========

 The accompanying notes are an integral part of these consolidated statements.

                     HEADHUNTER.NET, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

                                 AND HNET, INC.
                             (PREDECESSOR COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                           PREDECESSOR COMPANY                           SUCCESSOR COMPANY
                                        --------------------------   ---------------------------------------------------------
                                                       TEN MONTHS     TWO MONTHS                   THREE MONTHS   THREE MONTHS
                                         YEAR ENDED       ENDED         ENDED        YEAR ENDED       ENDED          ENDED
                                        DECEMBER 31,   OCTOBER 31,   DECEMBER 31,   DECEMBER 31,    MARCH 31,      MARCH 31,
                                            1996          1997           1997           1998           1998           1999
                                        ------------   -----------   ------------   ------------   ------------   ------------
                                                                                                           (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)...................   $ 128,623      $(35,163)     $ (176,392)   $(4,345,868)    $(333,765)    $(3,882,022)
                                         ---------      --------      ----------    -----------     ---------     -----------
  Adjustments to reconcile net income
    (loss) to net cash provided by
    (used in) operating activities:
    Depreciation and amortization.....       6,842        10,099          41,912        276,706        55,080          88,895
    Amortization of debt issue
      costs...........................          --            --              --        341,834            --              --
    Compensation expense..............          --            --              --        205,574            --       2,861,676
    Changes in current operating
      assets and liabilities:
      Accounts receivable.............       6,270        10,783           1,918       (287,789)     (127,277)       (106,685)
      Due from affiliates.............          --            --          (5,100)         5,100         5,100         (43,875)
      Prepaid expenses................          --            --         (13,420)      (181,690)       (4,156)       (125,386)
      Other assets....................          --            --          (4,230)      (244,293)       (1,096)        232,793
      Accounts payable................       2,885           741          71,248        316,802       (48,626)       (260,010)
      Accrued expenses................          --         2,548              --        228,198        30,524          39,182
      Customer deposits...............          --            --              --         27,936            --         (12,393)
      Deferred revenue................          --            --          11,775         27,789       117,660          12,543
                                         ---------      --------      ----------    -----------     ---------     -----------
         Total adjustments............      15,997        24,171         104,103        716,167        27,209       2,686,740
                                         ---------      --------      ----------    -----------     ---------     -----------
         Net cash provided by (used
           in) operating activities...     144,620       (10,992)        (72,289)    (3,629,701)     (306,556)     (1,195,282)
                                         ---------      --------      ----------    -----------     ---------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of Internet domain name....          --            --              --        (35,000)           --              --
  Purchases of property and
    equipment.........................     (16,985)      (14,830)        (73,722)      (434,351)      (15,682)       (100,482)
                                         ---------      --------      ----------    -----------     ---------     -----------
         Net cash used in investing
           activities.................     (16,985)      (14,830)        (73,722)      (469,351)      (15,682)       (100,482)
                                         ---------      --------      ----------    -----------     ---------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Equity contribution.................          --        30,000       1,100,000             --            --              --
  Proceeds from issuance of
    Convertible Class A preferred
    stock.............................          --            --              --             --            --         406,750
  Proceeds from short-term
    borrowings........................          --            --              --      3,500,000            --         800,000
  Dividends paid (Note 4).............    (115,988)      (21,941)       (100,000)            --            --              --
                                         ---------      --------      ----------    -----------     ---------     -----------
         Net cash (used in) provided
           by financing activities....    (115,988)        8,059       1,000,000      3,500,000            --       1,206,750
                                         ---------      --------      ----------    -----------     ---------     -----------

                                           PREDECESSOR COMPANY                           SUCCESSOR COMPANY
                                        --------------------------   ---------------------------------------------------------
                                                       TEN MONTHS     TWO MONTHS                   THREE MONTHS   THREE MONTHS
                                         YEAR ENDED       ENDED         ENDED        YEAR ENDED       ENDED          ENDED
                                        DECEMBER 31,   OCTOBER 31,   DECEMBER 31,   DECEMBER 31,    MARCH 31,      MARCH 31,
                                            1996          1997           1997           1998           1998           1999
                                        ------------   -----------   ------------   ------------   ------------   ------------
                                                                                                           (UNAUDITED)
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS....................      11,647       (17,763)        853,989       (599,052)     (322,238)        (89,014)
CASH AND CASH EQUIVALENTS, BEGINNING
  OF PERIOD...........................   $  14,326      $ 25,973      $       --    $   853,989     $ 853,989     $   254,937
                                         ---------      --------      ----------    -----------     ---------     -----------
CASH AND CASH EQUIVALENTS, END OF
  PERIOD..............................   $  25,973      $  8,210      $  853,989    $   254,937     $ 531,751     $   165,923
                                         =========      ========      ==========    ===========     =========     ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest Paid.......................   $      --      $     --      $       --    $    18,165     $      --     $   105,130
                                         =========      ========      ==========    ===========     =========     ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Initial noncash equity contributions
    (Note 1)..........................   $      --      $     --      $  900,000    $        --     $      --     $        --
                                         =========      ========      ==========    ===========     =========     ===========
  Conversion of short-term borrowings
    to Convertible Class A preferred
    stock.............................   $      --      $     --      $       --    $        --     $      --     $ 3,500,000
                                         =========      ========      ==========    ===========     =========     ===========

 The accompanying notes are an integral part of these consolidated statements.

                     HEADHUNTER.NET, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

                                 AND HNET, INC.
                             (PREDECESSOR COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND NATURE OF BUSINESS

  Organization

     On October 10, 1995, HNET, Inc. ("HNI" or the "Predecessor Company"), a Georgia S corporation, was established as a web site development consulting firm. In October 1996, the HeadHunter.NET web site was launched.

     On October 31, 1997, HeadHunters, L.L.C. ("LLC") was organized. Effective November 1, 1997, in a transaction accounted for as a purchase, ITC Holding Company, Inc. ("ITC"), contributed $1,100,000 in cash in exchange for a 55% equity interest in LLC. HNI contributed all of its assets and liabilities (including the right to use the name "HeadHunter.NET") in exchange for the remaining 45% equity interest. The total fair market value of HNI's equity contribution to LLC was $900,000, including $21,000 in furniture and fixtures, $979,000 in goodwill, and $100,000 in dividends payable.

     On July 13, 1998, HeadHunter.NET, Inc. (the "Company" or the "Successor Company") was incorporated under the laws of the state of Georgia.

     On July 15, 1998, HNI's sole shareholder and ITC reorganized LLC and HNI as follows (the "Reorganization"):

     a. ITC contributed its 55% ownership interest in LLC to the Company.

     b. HNI's sole shareholder contributed 100% of HNI to the Company.

     As a result of the Reorganization, LLC and HNI are now wholly owned subsidiaries of the Company. The transaction has been accounted for in a manner similar to a pooling of interest.

  Nature of Business

     HeadHunter.Net provides a leading online recruiting service via its web site at www.headhunter.net. Employers and recruiters use the web site to advertise job opportunities and review resumes. Job seekers use the web site to identify, research, and evaluate a broad range of job opportunities.

     The Company has incurred losses and negative cash flows from operations since inception as a result of efforts to build out its network infrastructure, increase internal staffing, and develop its systems. The Company expects to continue to focus on increasing its customer base and expanding its operations. Accordingly, the Company expects that its cost of revenues, marketing and selling expenses, general and administrative expenses, and capital expenditures will continue to increase significantly, all of which will have a negative impact on short-term operating results. On January 28, 1999, under an extension agreement between the Company and ITC Service Company, a revolving line of credit of up to $3 million was made available to the Company and is payable in full on December 31, 1999. Under the terms of the new agreement, the principal balance outstanding under the Company's current line of credit was converted into 2,333,333 shares of the Company's Convertible Class A preferred stock (Note
3). The Company also plans to complete an initial public offering (the "Offering") of its common stock in the third quarter of 1999 (Note 9) to provide additional funds for its expansion plans. In the event this proposed equity offering is unsuccessful, in the opinion of management, the Company's current cash position and available line of credit will be sufficient to meet the capital and operating needs of the Company through at least 1999. However, there can be no assurance that growth in the Company's revenue or customer base will continue or that the Company will be able to achieve or sustain profitability and/or positive cash flow.

                     HEADHUNTER.NET, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

                                 AND HNET, INC.
                             (PREDECESSOR COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Presentation

     The accompanying consolidated financial statements have been prepared on the accrual basis of accounting. The consolidated financial statements reflect the Reorganization in a manner similar to a pooling of interests and include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain prior year amounts have been reclassified to conform to the current year presentation.

     As a result of ITC's acquisition of a majority interest in the Company as discussed in Note 1, the capital structure of and the basis of accounting for the Company differs from those of the Predecessor Company prior to ITC's acquisition and the Reorganization. Financial data of the Company with respect to all reporting periods subsequent to November 1, 1997 (the "Successor Period") reflect ITC's acquisition under the purchase method. Therefore, financial data with respect to HNI prior to the acquisition generally will not be comparable to that of the Company with respect to the items described below.

     As a result of ITC's acquisition of a majority interest in LLC, the consolidated statements of operations for the Successor Period includes amortization of goodwill. Also, as a result of purchase accounting, the fair values of the property and equipment at the date of their acquisition became their new "cost" bases with respect to the Company. Accordingly, the depreciation of property and equipment for the Successor Period is based on the newly established cost bases of these assets. Other effects of purchase accounting in the Successor Period are not significant.

  Accounting Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition

     The Company recognizes revenues when the services are provided. The Company also earns advertising revenues by providing web advertisers access to users of the Company's web site and recognizes these revenues in the month impressions are delivered.

  Deferred Revenue

     Deferred revenue represents the liability for advance billings to customers. Such amounts are recognized as revenues when the related services are provided.

  Cash and Cash Equivalents

     The Company considers all short-term, highly liquid investments with an original maturity date of three months or less to be cash equivalents. Cash and cash equivalents are stated at cost, which approximates fair value.

                     HEADHUNTER.NET, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

                                 AND HNET, INC.
                             (PREDECESSOR COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Property and Equipment

     Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the respective assets for financial reporting purposes. Major additions and improvements are charged to the property accounts while maintenance and repairs which do not improve or extend the lives of the respective assets are expensed in the current period. Estimated useful lives for the Company's assets are as follows:

Telecommunications and computer equipment...................  Three years
Furniture and fixtures......................................  Three to five years

Leasehold improvements are amortized using the straight-line method over the shorter of the service lives of the improvements or the remaining term of the lease. Depreciation expense was $9,279 and $77,994 for the two months ended December 31, 1997 and the year ended December 31, 1998, respectively.

  Goodwill

     The Company has classified the cost in excess of fair value of the net liabilities acquired in a transaction accounted for as a purchase as goodwill (Note 1). Goodwill includes all rights to the HeadHunter.NET web site and is being amortized on a straight-line basis over a period of five years.

  Long-Lived Assets

     The Company periodically reviews the values assigned to long-lived assets, such as property and equipment and other long-term assets, to determine whether any impairments are other than temporary. Management believes that the long-lived assets in the accompanying consolidated balance sheets are appropriately valued.

  Other Assets

     Other assets consist of the following at December 31, 1998:

Deposits....................................................  $248,523
Acquired Internet domain name, net..........................    32,083
                                                              --------
                                                              $280,606
                                                              ========

In July 1998, the Company acquired the rights to the Internet domain name, www.HeadHunter.com for $35,000. The Company is amortizing the intangible asset on a straight-line basis over a period of five years. Amortization expense was $2,917 for the year ended December 31, 1998.

  Income Taxes

     The sole shareholder of HNI elected for the Predecessor Company to be taxed under S corporation status of the Internal Revenue Code (the "Code"). The Code and certain applicable state statutes provide that the income and expenses of an S corporation are not taxable separately to the corporation but rather accrue directly to the shareholders. Accordingly, no provision for income taxes has been reflected in the accompanying consolidated financial statements of the Predecessor Company.

                     HEADHUNTER.NET, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

                                 AND HNET, INC.
                             (PREDECESSOR COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Prior to the Reorganization (Note 1), LLC, as a limited liability company, was treated as a partnership for tax purposes. Therefore, the income tax benefits generated by LLC were recorded by its members.

     Following the Reorganization (Note 1), the Successor Company utilizes the liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. At the date of the Reorganization (Note 1), there were no material effects on the Company's consolidated financial statements related to tax consequences of the Reorganization.

  Advertising Costs

     The Company expenses the cost of advertising as incurred. Advertising expenses included in marketing and selling expenses were $0 for the year ended December 31, 1996, $2,632 for the ten months ended October 31, 1997, $28,240 for the two months ended December 31, 1997, and $1,627,011 for the year ended December 31, 1998. Prepaid advertising costs of approximately $2,900 and $405,000 were recorded as assets in the accompanying consolidated balance sheets as of December 31, 1997 and 1998, respectively.

     Advertising expenses included in marketing and selling expenses were $101,202 and $573,386 for the three months ended March 31, 1998 and 1999. Prepaid advertising costs of approximately $289,000 were recorded as assets in the accompanying consolidated balance sheets as of March 31, 1999 (unaudited).

  Sources of Supplies

     The Company relies on local telephone companies and other companies to provide data communications capacity. Although management feels alternative telecommunications facilities could be found in a timely manner, disruption of these services for more than a brief period would have an adverse effect on operating results.

     Although the Company attempts to maintain multiple vendors for each required product, its property and equipment, which are important components of its operations, are each currently acquired from only a few sources. In addition, some of the Company's suppliers have limited resources and production capacity. If the suppliers are unable to meet the Company's needs as the Company expands its network infrastructure and sells services, then delays and increased costs in the expansion of the Company's network infrastructure or losses of potential customers could result, which would adversely affect operating results.

  Concentration of Credit Risk

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables. The Company's cash investment polices limit investments to short-term, low-risk instruments. Concentrations of credit risk with respect to trade receivables are limited due to advance billings to customers for services and the ability to terminate service on delinquent accounts. In addition, the number of customers comprising the customer base mitigates the concentration of credit risk. The carrying amount of the Company's receivables approximates their fair value.

                     HEADHUNTER.NET, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

                                 AND HNET, INC.
                             (PREDECESSOR COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Segmental Disclosures

     The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 131, "Segmental Disclosures," effective December 31, 1998. The statement had no effect as the Company has only one operating business segment.

  Stock-Based Compensation Plans

     The Company accounts for its stock-based compensation plans under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Effective in 1997, the Company adopted the disclosure option of SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 requires that companies that do not choose to account for stock-based compensation as prescribed by this statement shall disclose the pro forma effects on earnings and earnings per share as if SFAS No. 123 had been adopted. Additionally, certain other disclosures are required with respect to stock compensation and the assumptions used to determine the pro forma effects of SFAS No. 123.

  Net Loss Per Share

     Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 98, for the periods prior to the Company's initial public offering (Note 9), basic net loss per share is computed using the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed using the weighted average number of shares of common stock outstanding during the period and nominal issuances of common stock and common stock equivalents, regardless of whether they are antidilutive. The calculation of net loss per share does not include the effects of any contingent warrants (Note 3). Net loss per share is not shown for the Predecessor Company, as it is not comparable.

3.  CREDIT AGREEMENT

     On October 31, 1997, the Company entered into a revolving credit agreement (the "Credit Agreement") with ITC and ITC Service Company, an affiliate of ITC, which allowed the Company to draw up to $1,000,000 at an interest rate approximating ITC's cost of debt capital. ITC had the right to convert any outstanding balance at the end of the term into a fully paid and nonassessable equity interest in the Company equal to 1% for each $40,000 of the unpaid balance, including interest and penalties.

     On July 16, 1998, the Company, ITC and ITC Service Company amended and restated the Credit Agreement, pursuant to which ITC made available to the Company an additional revolving line of credit of up to $2.5 million which was payable in full on December 31, 1998. On December 31, 1998, the Company, ITC, and ITC Service Company amended the Credit Agreement to extend the due date to January 31, 1999. Principal amounts outstanding under the credit facility bear interest at an annual rate equal to ITC Service Company's cost of debt capital as reasonably determined from time-to-time by ITC Service Company (6.8%) on the first $1 million and at a fixed rate of 14% per annum on the remaining $1.5 million. In connection with the amendments to the Credit Agreement, the Company issued to ITC Service Company a warrant to purchase $625,000 of common stock at a price of $1.50 per share. This warrant vested upon issuance and is exercisable for a term of ten years. In connection with the warrant issued to ITC Service Company, the estimated $342,000 fair value of the warrant was calculated under the Black-Scholes option pricing model at the date of grant and was included in stock warrants and interest expense. Short-term borrowings under the Credit Agreement were $3,500,000 for the year ended December 31, 1998.

                     HEADHUNTER.NET, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

                                 AND HNET, INC.
                             (PREDECESSOR COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     On January 28, 1999, the Company and ITC Service Company entered into a revolving loan and security agreement (the "Loan and Security Agreement"), pursuant to which ITC Service Company made available to the Company a revolving line of credit of up to $3 million and is payable in full the earlier of (i) December 31, 1999, (ii) the closing of an initial public offering of the Company's common stock at a minimum aggregate offering price of $20 million, or
(iii) any sale, transfer, or exchange of the Company's common stock, not requiring registration under the Securities and Exchange Commission, in excess of $20 million. Principal amounts outstanding under the credit facility bear interest at a fixed rate of 11% per annum. In connection with the Loan and Security Agreement, the Company issued to ITC Service Company a warrant to purchase a contingent amount of the Company's common stock at a price per share equal to an initial public or private equity offering, or at a fair market value determined by both parties in the absence of any equity offering.

     In conjunction with the Loan and Security Agreement, the principal balance of $3.5 million outstanding under the Credit Agreement was converted into 2,333,333 shares of the Company's Convertible Class A preferred stock at a price of $1.50 per share. The pro forma liabilities and shareholders' equity give effect to the conversion of the Company's short-term borrowings under the Credit Agreement as of December 31, 1998.

     Short-term borrowings under the Loan and Security Agreement were $800,000 for the three months ended March 31, 1999 (unaudited).

     In January 1999, the Company decreased the authorized number of common stock to 45,500,000 shares and increased the number of Convertible Class A preferred shares to 7,500,000.

     In January 1999, the Company sold 271,167 shares of Convertible Class A preferred stock to certain executive officers, key employees and directors at $1.50 per share. In accordance with APB No. 25, the Company recognized $2,521,853 in compensation expense related to the difference between the purchase price and the estimated fair value of $10.80.

4.  RELATED-PARTY TRANSACTIONS

     On November 1, 1997, the Company paid $100,000 in satisfaction of a dividend payable to the sole shareholder of HNI, which was included in the initial equity contribution under the organization of the LLC.

     As of December 31, 1997, approximately 40% of the Company's deferred revenue was related to subscription sales to affiliates of ITC. Outstanding receivables and payables for services provided to and rendered from ITC and its affiliates were $5,100 and $20,000, respectively, at December 31, 1997.

     Beginning in January 1998, the Company entered into an agreement with ITC'DeltaCom, Inc. ("ITC'DeltaCom") to serve as the Company's Internet service provider and host of the Company's web site. ITC'DeltaCom is related to ITC through both common ownership and board membership. Internet access and long-distance telephone charges totaled $72,028 for the year ended December 31, 1998.

     Short-term borrowings under a revolving credit agreement with ITC (Note 3) were $0 and $3,500,000 during the two months ended December 31, 1997 and for the year ended December 31, 1998, respectively. Accrued interest related to the revolving credit agreement was $100,100 at December 31, 1998.

                     HEADHUNTER.NET, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

                                 AND HNET, INC.
                             (PREDECESSOR COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Company utilizes an entity for insurance coverage that is related to ITC through common ownership. Insurance expense related to this entity for the two months ended December 31, 1997 and the year ended December 31, 1998 was $3,000 and $8,928, respectively.

5.  SHAREHOLDERS' EQUITY

     The Company has authorized 50,200,000 shares of common stock, par value $0.01 and 2,800,000 shares of Convertible Class A preferred stock, par value $0.01, and 5,000,000 shares of Class B serial preferred stock. The Company's board of directors has the authority to issue up to 5,000,000 shares of Class B serial preferred stock in one or more series. There are no shares of Class B serial preferred stock currently outstanding.

     As discussed in Note 1, the purpose of incorporating the Company was to enable ITC and HNI's sole shareholder to complete a reorganization of LLC and HNI. In return for the contribution of its 55% interest in LLC to the Company, ITC received 2,750,000 shares of the Company's Convertible Class A preferred stock. The sole shareholder of HNI received 2,200,000 shares of the Company's common stock, $.01 par value, and 50,000 shares of the Company's Convertible Class A preferred stock in return for the contribution of 100% of HNI.

6.  EMPLOYEE BENEFIT PLANS

  Common Unit Option Plan

     In January 1998, LLC's board of managers approved the formation of an incentive unit option plan and allocated 500,000 shares of common units to the plan. Through the date of the Reorganization, at which time the plan was discontinued, the board of managers had granted 378,250 of these options to various employees of the Company. All options were granted with an exercise price between $0.40 and $1.40 per share, which represents the estimated fair value of the common units granted as determined by the board of managers at the dates of grant. The options vest over a five-year period as follows: (i) 40% at the second anniversary of the dates of grant and (ii) an additional 20% at each of the next three anniversary dates. The options expire ten years from the date of grant.

  1998 Long-Term Incentive Plan

     On July 15, 1998, the Company's board of directors adopted the Company's 1998 Long-Term Incentive Plan (the "Incentive Plan"). The Company has reserved 500,000 shares of its common stock for issuance in connection with options and awards granted under the Incentive Plan. The Company may grant options and awards to officers and employees of the Company, a parent or subsidiary, and to nonemployee directors and consultants to the Company. The Incentive Plan authorizes the granting of awards to eligible participants in the form of (i) options to purchase shares of the Company's common stock, which may be incentive stock options or nonqualified stock options, (ii) stock appreciation rights,
(iii) performance shares, (iv) restricted stock awards, (v) dividend equivalents, or (vi) other stock-based awards. The Incentive Plan is administered by the Company's board of directors or the board's compensation committee in accordance with its term. Through December 31, 1998, the board of directors has granted 172,500 of the options to various employees of the Company. All options were granted with an exercise price of $1.50 per share, which represents the estimated fair value of the options at the dates of grant. The options vest over a five-year period as follows: (i) 40% at the second anniversary of the dates of grant and (ii) an additional 20% at each of the next three anniversary dates. The options expire ten years from the date of grant.

                     HEADHUNTER.NET, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

                                 AND HNET, INC.
                             (PREDECESSOR COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In connection with the Reorganization, the Company assumed options granted under LLC's Common Unit Option Plan and has converted such options to purchase an equal number of shares of common stock on identical terms.

     A summary of the status of the Company's stock options at December 31, 1998 and changes during the year then ended is presented in the following table:

                                                                         WEIGHTED
                                                                          AVERAGE
                                                                         PRICE PER
                                                              SHARES       SHARE
                                                              -------    ---------
Outstanding at December 31, 1997............................       --     $   --
  Granted...................................................  550,750       0.87
  Forfeited.................................................  (68,500)     (0.43)
                                                              -------
Outstanding at December 31, 1998............................  482,250       0.93
                                                              =======
Exercisable at December 31, 1998............................       --         --
                                                              =======

     During 1998, the Company granted options with exercise prices below the fair value at the date of grant. The estimated fair value for options granted February 1998 to December 1998 was $10.80. Accordingly, the Company recognized deferred compensation of $2.5 million for options granted during the year ended December 31, 1998. The Company amortizes deferred compensation over five years, the vesting period of the options. The Company recognized $205,574 of compensation expense related to option grants for the year ended December 31, 1998.

     During the three months ended March 31, 1999, the Company granted options with exercise prices below the fair value at the date of grant. The estimated fair value for options granted during the three months ended March 31, 1999 was $10.80. Accordingly, the Company recognized deferred compensation of $1.3 million for options granted during the three months ended March 31, 1999. The Company amortizes deferred compensation over five years, the vesting period of the options. The Company recognized $339,823 of compensation expense related to option grants for the year ended December 31, 1998 and the three months ended March 31, 1999 (unaudited).

  Statement of Financial Accounting Standards No. 123

     The Company accounts for its stock-based compensation plans in accordance with APB No. 25, "Accounting for Stock Issued to Employees." SFAS No. 123 encourages but does not require the use of a fair value-based method of accounting for stock-based compensation plans under which the fair value of stock options is determined on the date of grant and expensed over the vesting period of the stock options. While the Company has elected to continue to apply the provisions of APB No. 25, under which no compensation cost has been recognized by the Company, SFAS No. 123 requires pro forma disclosure of net loss and loss per share as if the fair value based method under SFAS No. 123 had been adopted. The value of all options for shares of the Company's common stock to employees of the Company has been determined using the minimum value option pricing model and the following assumptions in 1998:

Risk-free interest rate.....................................        5.3%
Expected dividend yield.....................................          0%
Expected lives..............................................  Five years
Expected volatility.........................................         79%

                     HEADHUNTER.NET, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

                                 AND HNET, INC.
                             (PREDECESSOR COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The total value of options granted during the year ended December 31, 1998 was computed as approximately $299,444, which would be amortized on a pro forma basis over the vesting period of the options. No options were granted in 1997. If the Company had accounted for these plans in accordance with SFAS No. 123, the Company's net loss for the year ended December 31, 1998 would have increased as follows:

                                                            AS REPORTED     PRO FORMA
                                                            -----------    -----------
Net loss for the year ended December 31, 1998.............  $(4,345,868)   $(4,374,078)
Net loss per share for the year ended December 31, 1998:
  Basic...................................................  $     (1.98)   $     (1.99)
  Diluted.................................................        (1.55)         (1.50)

7.  INCOME TAXES

     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and income tax purposes. Significant components of the Company's deferred tax assets and liabilities for federal and state income taxes as of December 31, 1998 are as follows:

Deferred tax assets:
  Net operating loss carryforwards..........................  $1,029,386
  Accumulated amortization..................................      61,692
  Allowance for doubtful accounts...........................      14,938
  Deferred revenues.........................................      15,826
  Other.....................................................      20,912
                                                              ----------
          Total deferred tax assets.........................   1,142,754
Deferred tax liabilities:
  Accelerated depreciation..................................      16,354
                                                              ----------
Net deferred tax asset......................................   1,126,400
Valuation allowance.........................................  (1,126,400)
                                                              ----------
Net deferred taxes..........................................  $        0
                                                              ==========

     The Company's net operating loss carryforward will expire in the year 2018 unless utilized. Due to the fact that the Company is unable to conclude that it is more likely than not that its deferred tax assets will be recognized, the Company has provided a 100% valuation allowance against its net deferred tax assets. In addition, the Company's ability to recognize the benefit from the net operating loss carryforwards may be limited under the Internal Revenue Code, as the ownership of the Company has changed more than 50%, as defined.

                     HEADHUNTER.NET, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

                                 AND HNET, INC.
                             (PREDECESSOR COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     A reconciliation of the income tax provision computed at statutory tax rates to the income tax provision for the years ended December 31, 1998 is as follows:

Income tax benefit at statutory rate........................  (34)%
State and local income taxes................................   (6)
Increase in valuation allowance.............................   40
                                                              ---
          Total income tax provision........................    0%
                                                              ===

8.  COMMITMENTS AND CONTINGENCIES

  Operating Leases

     Lease expense relates to the lease of office space. At December 31, 1998, future minimum lease payments under this noncancelable operating lease are as follows:

1999........................................................  $62,620
2000........................................................    5,186
                                                              -------
                                                              $67,806
                                                              =======

     Rental expense under the operating lease amounted to $3,000 for the two months ended December 31, 1997 and $45,050 for the year ended December 31, 1998.

  Purchase Commitments

     The Company has entered into various agreements with Internet companies to purchase a minimum of $699,000 in banner advertisements in 1999. Purchase commitments under the agreements are being expensed as incurred.

  Legal Proceedings

     The Company is not currently a party to any legal proceedings. The Company, from time to time, may be subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of trademarks and other intellectual property of third parties by the Company. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

  Risks of Capacity Constraints

     The Company derives a majority of revenues from employers and recruiters that pay to post and upgrade their job opportunities. The amounts they are willing to pay to post and upgrade their job opportunities depends to a significant degree on the number of job seekers on the Company's web site. The Company depends on the performance, reliability, and availability of its web site to attract and retain job seekers. Capacity constraints could prevent them from accessing the web site for extended periods of time and decrease the Company's traffic. Decreased traffic could result in fewer employers and recruiters posting job opportunities on the web site and buying fewer upgrades and other enhanced services, which in turn would result in decreased revenues. In addition, if the number of employers, recruiters, and job seekers on the web site increases substantially, the Company may experience capacity constraints and need

                     HEADHUNTER.NET, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

                                 AND HNET, INC.
                             (PREDECESSOR COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

to expand or upgrade its technology at a time when the Company does not have adequate funds to do so, or when that technology is not readily available.

9.  SUBSEQUENT EVENT (UNAUDITED)

  Equity Transactions

     In February 1999, the stockholders of HeadHunter.NET's Convertible Class A preferred and common stock entered into a stockholders' agreement. This agreement provides, among other things, for a right of first refusal to the Company and each of the other stockholders of the Company to purchase any selling stockholders' shares at a price equal to that agreed to by a third party. The stockholders' agreement terminates upon (i) voluntary or involuntary dissolution of the Company, (ii) initial public offering, or (iii) acquisition, consolidation, or merger of the Company into or with another corporation that results in the stockholders owning publicly traded securities.

     In April 1999, the Company increased the common shares reserved for issuance in connection with options and awards granted under the Incentive Plan to 1,000,000 shares.

     In May 1999, the Company sold 100,000 shares of Convertible Class A preferred stock to a certain executive officer and 40,000 shares of common stock to a director and an executive officer.

  Proposed Initial Public Offering

     The Company is in the process of registering with the Securities and Exchange Commission shares of its common stock. There can be no assurance that this offering will be completed.

                                               SHARES

                             [HEADHUNTER.NET LOGO]

                                  COMMON STOCK

                               ------------------

                                   PROSPECTUS
                               ------------------

                       FIRST UNION CAPITAL MARKETS CORP.

                               J.C. BRADFORD&CO.

                           WACHOVIA SECURITIES, INC.

                             ---------------------

                                           , 1999
                             ---------------------

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. HeadHunter.NET and the selling shareholder are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

     Until             , 1999 (25 days after the date of this prospectus), all
dealers that buy, sell or trade in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses in connection with the offering described in the registration statement. All amounts are estimates except the SEC registration fee, the NASD fees and the Nasdaq listing fees:

SEC registration fee........................................  $12,788
NASD fees...................................................    5,100
Nasdaq listing fees.........................................        *
Blue sky fees and expenses..................................        *
Printing and engraving expenses.............................        *
Legal fees and expenses.....................................        *
Accounting fees and expenses................................        *
Transfer agent fees.........................................        *
Miscellaneous expenses......................................        *
                                                              -------
          Total.............................................  $     *
                                                              =======

---------------
* To be provided by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our articles of incorporation eliminate the personal liability of our directors to HeadHunter.NET or our shareholders for monetary damage for any breach of duty as a director, provided that we cannot eliminate or limit the liability of a director for:

     - a breach of duty involving appropriation of a business opportunity of HeadHunter.NET;

     - an act or omission which involves intentional misconduct or a knowing violation of law;

     - any transaction from which the director receives an improper personal benefit; or

     - unlawful corporate distributions.

     In addition, if at any time the Georgia Business Corporation Code is amended to authorize further elimination or limitation of the personal liability of a director, then the liability of each of our directors shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless otherwise required.

     Our bylaws require us to indemnify any director or officer who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (including any action or suit by or in our right) because such person is or was one of our directors or officers, against liability incurred by the director of officer in such proceeding except for any liability incurred in a proceeding in which the director or officer is adjudged liable to us or is subjected to injunctive relief in our favor for:

     - any appropriation, in violation of such director's or officer's duties, of any business opportunity of HeadHunter.NET;

     - acts or omissions which involve intentional misconduct or a knowing violation of law;

     - unlawful corporate distributions; or

     - any transaction from which such officer or director received an improper personal benefit.

     Our board of directors also has the authority to extend to employees and agents the same indemnification rights held by directors. Indemnified persons would also be entitled to have us advance expenses prior to the final disposition of the proceeding. If it is ultimately determined that they are not entitled to indemnification, however, such amounts would be repaid. Insofar as indemnification for liability arising under the Securities Act may be permitted to our officers and directors pursuant to these provisions, the SEC has informed us that in its opinion such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     We have entered into separate indemnity agreements with each of our directors and certain of our executive officers, whereby we agree to indemnify them and to advance them expenses in a manner and subject to terms and conditions similar to those set forth in our articles of incorporation and bylaws.

     We maintain a standard form of officers' and directors' liability insurance policy which provides coverage to our officers and directors for certain liabilities, including certain liabilities which may arise out of this registration statement.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Within the past three years, we have not sold any securities which were not registered under the Securities Act except for:

     - the issuance of             shares of common stock and 50,000 shares of
Class A preferred stock to Warren L. Bare and 2,750,000 shares of Class A preferred stock to ITC Holding Company, Inc., pursuant to a Contribution Agreement dated July 15, 1998;

     - the issuance to ITC Service Company of a warrant to purchase shares of common stock in July 1998 in connection with a prior credit facility with ITC Service Company;

     - the grant by HeadHunters, L.L.C. to certain of our employees, officers and directors of options to purchase common units under the HeadHunters, L.L.C. Employee Common Unit Option Plan, that HeadHunter.NET assumed and converted into options to purchase an equal number of shares of common stock in July 1998;

     - our granting to certain of our employees, officers and directors of options to purchase shares of common stock under individual stock option agreements and the HeadHunter.NET, Inc. 1998 Long Term Incentive Plan since July 1998;

     - the issuance of 2,333,333 shares of Class A preferred stock to ITC Holding Company, Inc. in January 1999 in connection with the conversion of approximately $3.5 million of debt, at a conversion rate of $1.50 per share, that was outstanding under our prior credit facility with ITC Service Company;

     - the sale to certain of our executive officers and directors of a total of 271,167 shares of Class A preferred stock at a per share price of $1.50 in January 1999;

     - the sale to certain of our executive officers and directors of a total of 140,000 shares of common stock at a per share price of $2.00 in May 1999.

     Each issuance of securities described above was made in reliance on one or more of the exemptions from registration under the Securities Act provided by Sections 3(a)(9), 4(2) and 4(6) and Regulation D and Rule 701 thereunder. The recipients of the securities in the above transactions represented their intention to acquire the securities for investment purposes only and not with a view to or for the sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions. The recipients of these securities had adequate access, through their relationship with us, to information about us.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS

EXHIBIT
NUMBER                              DESCRIPTION
-------                             -----------
 1.1   --   Form of Underwriting Agreement*
 3.1   --   Articles of Incorporation, as amended*
 3.2   --   Bylaws
 4.1   --   Specimen common stock certificate*
 4.2   --   Article II of the Articles of Incorporation, as amended
            (filed as part of Exhibit 3.1)*
 5.1   --   Opinion of Alston & Bird LLP*
10.1   --   HeadHunter.NET, Inc. 1998 Long-Term Incentive Plan, as
            amended
10.2   --   HeadHunters, L.L.C. Employee Common Unit Option Plan dated
            January 14, 1998
10.3   --   Loan and Security Agreement dated January 28, 1999 between
            ITC Service Company and HeadHunter.NET
10.4   --   Form of Indemnity Agreement between directors/executive
            officers and HeadHunter.NET
10.5   --   Contribution Agreement dated July 15, 1998 among ITC Holding
            Company, Inc., Warren L. Bare and HeadHunter.NET
10.6   --   WorkLife's Internet Content Partners Agreement between
            WorkLife Solutions, Inc. and HeadHunter.NET
10.7   --   Letter Agreement dated September 11, 1998 between James R.
            Canfield and HeadHunter.NET
10.8   --   Letter Agreement dated May 18, 1998 between Judith G.
            Hackett and HeadHunter.NET
10.9   --   Letter Agreement dated May 13, 1999 between Mark W. Partin and HeadHunter.NET
10.10  --   Amended and Restated Stock Purchase Warrant between ITC
            Service Company and HeadHunter.NET
10.11  --   Investment Agreement dated October 30, 1997 among ITC
            Holding Company, Inc., Software Technology Corporation and
            Warren L. Bare
10.12  --   Form of Non-Employee Director Non-Qualified Stock Option
            Agreement
10.13  --   Lycos, Inc. Advertising Contract, as amended, between Lycos,
            Inc. and HeadHunters,NET*
10.14  --   Lease Agreement between AMB Property, L.P. and HeadHunters,
            L.L.C. dated September 1, 1998, as amended by the First
            Lease Extension and Modification Agreement dated January 27,
            1999, as further amended by the Second Lease Extension and
            Modification Agreement dated March 22, 1999.
10.15  --   Sublease Agreement between InterCall, Inc. and
            HeadHunter.NET dated June 1, 1999*
10.16  --   Severance letter between HeadHunter.NET and Warren Bare
            dated February 24, 1999
10.17  --   Severance letter between HeadHunter.NET and Kenneth E.
            Dopher dated April 15, 1999
10.18  --   Form of Subscription Agreement between directors/executive officers and HeadHunter.NET
10.19  --   Form of Loan and Security Agreement between executive
            officers and HeadHunter.NET
10.20  --   DoubleClick Insertion Order Properties dated February 25,
            1999*
21.1   --   Subsidiaries of the Company
23.1   --   Consent of Arthur Andersen LLP
23.2   --   Consent of Alston & Bird LLP (filed as part of Exhibit 5.1)*
24.1   --   Power of Attorney (set forth on page II-5)

EXHIBIT
NUMBER                              DESCRIPTION
-------                             -----------
24.2   --   Power of Attorney -- Burton B. Goldstein, Jr.
27.1   --   Financial Data Schedule (for SEC use only)

---------------
* To be filed by amendment

(B) FINANCIAL SCHEDULES

     Schedule II -- Valuation and Qualifying Accounts

ITEM 17.  UNDERTAKINGS.

     HeadHunter.NET hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of HeadHunter.NET pursuant to the foregoing provisions, or otherwise, HeadHunter.NET has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by HeadHunter.NET of expenses incurred or paid by a director, officer or controlling person of HeadHunter.NET in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, HeadHunter.NET will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     HeadHunter.NET hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by HeadHunter.NET pursuant to Rule 424(b)(1) or
     (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ATLANTA, STATE OF GEORGIA, ON JUNE 17, 1999.

                                          HEADHUNTER.NET, INC.

                                          By: /s/ Robert M. Montgomery, Jr.
                                            ------------------------------------
                                              Robert M. Montgomery, Jr.
                                              Chief Executive Officer and
                                              President

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each of the undersigned officers and directors of HeadHunter.NET, Inc., a Georgia corporation, for himself or herself and not for one another, does hereby constitute and appoint Robert M. Montgomery, Jr. and Mark W. Partin, and each of them, a true and lawful attorney in his/her name, place and stead, in any and all capacities, to sign his name to any and all amendments, including post-effective amendments, to this registration statement, and to sign a registration statement pursuant to Section 462(b) of the Securities Act of 1933, and to cause the same (together with all exhibits thereto) to be filed with the Securities and Exchange Commission, granting unto said attorneys and each of them full power and authority to do and perform any act and thing necessary and proper to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present, and each of the undersigned for himself or herself hereby ratifies and confirms all that said attorneys or any one of them shall lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES LISTED AND ON THE DATES INDICATED.

                     SIGNATURE                                      TITLE                     DATE
                     ---------                                      -----                     ----

           /s/ Robert M. Montgomery, Jr.             Chief Executive Officer, President   June 17, 1999
---------------------------------------------------    and Director (Principal Executive
             Robert M. Montgomery, Jr.                 Officer)

                /s/ Mark W. Partin                   Chief Financial Officer (Principal   June 17, 1999
---------------------------------------------------    Financial and Accounting Officer)
                  Mark W. Partin

             /s/ William H. Scott III                Chairman of the Board and Director   June 17, 1999
---------------------------------------------------
               William H. Scott, III

                /s/ Warren L. Bare                   Vice Chairman of the Board and       June 17, 1999
---------------------------------------------------    Director
                  Warren L. Bare

                         *                           Director                             June 17, 1999
---------------------------------------------------
             Burton B. Goldstein, Jr.

                     SIGNATURE                                      TITLE                     DATE
                     ---------                                      -----                     ----
                /s/ DONALD W. WEBER                  Director                             June 17, 1999
---------------------------------------------------
                  Donald W. Weber

                /s/ J. DOUGLAS COX                   Director                             June 17, 1999
---------------------------------------------------
                  J. Douglas Cox

              /s/ MICHAEL G. MISIKOFF                Director                             June 17, 1999
---------------------------------------------------
                Michael G. Misikoff

             /s/ KIMBERLEY E. THOMPSON               Director                             June 17, 1999
---------------------------------------------------
               Kimberley E. Thompson

              *By: /s/ MARK W. PARTIN
  ----------------------------------------------
                  Mark W. Partin
                 Attorney-in-Fact

            REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS AS TO SCHEDULE

To HeadHunter.NET, Inc. and Subsidiaries:

     We have audited in accordance with generally accepted auditing standards, the financial statements of HEADHUNTER.NET, INC. AND SUBSIDIARIES (Successor Company) and HNET, INC. (Predecessor Company) as of December 31, 1997 and 1998 and for the year ended December 31, 1996, the ten months ended October 31, 1997, the two months ended December 31, 1997, and the year ended December 31, 1998, and have issued our report thereon dated February 5, 1999. Our audits were made for the purpose of forming an opinion on those statements taken as a whole. The schedule listed under Schedule II herein as it relates to HeadHunter.Net, Inc. (Successor Company) and HNET, Inc. (Predecessor Company) is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

/s/ Arthur Andersen LLP

Atlanta, Georgia
February 5, 1999

                     HEADHUNTER.NET, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)
                                 AND HNET, INC.
                             (PREDECESSOR COMPANY)

             SCHEDULE II: VALUATION AND QUALIFYING ACCOUNTS FOR THE
               YEAR ENDED DECEMBER 31, 1996, THE TEN MONTHS ENDED
            OCTOBER 31, 1997, THE TWO MONTHS ENDED DECEMBER 31, 1997
                      AND THE YEAR ENDED DECEMBER 31, 1998

                                                         CHARGED TO
                                                       BEGINNING COSTS               ENDING
                     DESCRIPTION                        AND BALANCES     EXPENSE   WRITE-OFFS   BALANCE
                     -----------                       ---------------   -------   ----------   -------
1996 allowance for doubtful accounts.................      $    --       $    --    $    --     $    --
October 1997 allowance for doubtful accounts.........      $    --       $    --    $    --     $    --
December 1997 allowance for doubtful accounts........      $    --       $    --    $    --     $    --
1998 allowance for doubtful accounts.................      $    --       $37,346    $    --     $37,346

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                              DESCRIPTION
-------                             -----------
 1.1   --   Form of Underwriting Agreement*
 3.1   --   Articles of Incorporation, as amended*
 3.2   --   Bylaws
 4.1   --   Specimen common stock certificate*
 4.2   --   Article II of the Articles of Incorporation, as amended
            (filed as part of Exhibit 3.1)*
 5.1   --   Opinion of Alston & Bird LLP*
10.1   --   HeadHunter.NET, Inc. 1998 Long-Term Incentive Plan, as
            amended
10.2   --   HeadHunters, L.L.C. Employee Common Unit Option Plan dated
            January 14, 1998
10.3   --   Loan and Security Agreement dated January 28, 1999 between
            ITC Service Company and HeadHunter.NET
10.4   --   Form of Indemnity Agreement between directors/executive
            officers and HeadHunter.NET
10.5   --   Contribution Agreement dated July 15, 1998 among ITC Holding
            Company, Inc., Warren L. Bare and HeadHunter.NET
10.6   --   WorkLife's Internet Content Partners Agreement between
            WorkLife Solutions, Inc. and HeadHunter.NET
10.7   --   Letter Agreement dated September 11, 1998 between James R.
            Canfield and HeadHunter.NET
10.8   --   Letter Agreement dated May 18, 1998 between Judith G.
            Hackett and HeadHunter.NET
10.9   --   Letter Agreement dated May 13, 1999 between Mark W. Partin and HeadHunter.NET
10.10  --   Amended and Restated Stock Purchase Warrant between ITC
            Service Company and HeadHunter.NET
10.11  --   Investment Agreement dated October 30, 1997 among ITC
            Holding Company, Inc., Software Technology Corporation and
            Warren L. Bare
10.12  --   Form of Non-Employee Director Non-Qualified Stock Option
            Agreement
10.13  --   Lycos, Inc. Advertising Contract, as amended, between Lycos,
            Inc. and HeadHunters,NET*
10.14  --   Lease Agreement between AMB Property, L.P. and HeadHunters,
            L.L.C. dated September 1, 1998, as amended by the First
            Lease Extension and Modification Agreement dated January 27,
            1999, as further amended by the Second Lease Extension and
            Modification Agreement dated March 22, 1999.
10.15  --   Sublease Agreement between InterCall, Inc. and
            HeadHunter.NET dated June 1, 1999*
10.16  --   Severance letter between HeadHunter.NET and Warren Bare
            dated February 24, 1999
10.17  --   Severance letter between HeadHunter.NET and Kenneth E.
            Dopher dated April 15, 1999
10.18  --   Form of Subscription Agreement between directors/executive officers and HeadHunter.NET
10.19  --   Form of Loan and Security Agreement between executive
            officers and HeadHunter.NET

EXHIBIT
NUMBER                              DESCRIPTION
-------                             -----------
10.20  --   DoubleClick Insertion Order Properties dated February 25,
            1999*
21.1   --   Subsidiaries of the Company
23.1   --   Consent of Arthur Andersen LLP
23.2   --   Consent of Alston & Bird LLP (filed as part of Exhibit 5.1)*
24.1   --   Power of Attorney (set forth on page II-5)
24.2   --   Power of Attorney -- Burton B. Goldstein, Jr.
27.1   --   Financial Data Schedule (for SEC use only)

---------------
* To be filed by amendment